UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Science Applications International Corporation

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SAIC FISCAL YEAR 2019 PROXY STATEMENT

SAIC®
Redefining Ingenuity

12010 Sunset Hills Road
Reston, Virginia 20190

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 5, 2019 at 9:00 a.m. (ET)
www.virtualshareholdermeeting.com/SAIC2019

The annual meeting of stockholders of Science Applications International Corporation (SAIC), a Delaware corporation, will be held on Wednesday, June 5, 2019, at 9:00 a.m. (ET) as a virtual meeting at www.virtualshareholdermeeting.com/SAIC2019. We believe that a virtual stockholder meeting provides greater access to those who may want to attend and, therefore, have chosen this over an in-person meeting. In addition, the SAIC Proxy Statement and the SAIC 2019 Annual Report on Form 10-K are available at www.proxyvote.com. Information on these websites, other than these materials, is not a part of the proxy solicitation materials.
The annual meeting is being held for the following purposes:

1.	To elect eight directors;

2.	To conduct a non-binding, advisory vote to approve the compensation of our named executive officers;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020; and

4.	To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.
The foregoing items of business are fully described in the Proxy Statement made available on the internet and, upon request, in paper copy. The Board of Directors of SAIC has set the close of business on April 8, 2019, as the record date for the determination of stockholders who are entitled to notice of and to vote at the annual meeting and at any and all adjournments, postponements or continuations thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at SAIC Headquarters, 12010 Sunset Hills Road, Reston, Virginia 20190, for at least 10 days prior to the meeting and will also be available for inspection at the meeting.
By Order of the Board of Directors
Steven G. Mahon
Corporate Secretary

Reston, Virginia
April 24, 2019

YOUR VOTE IS IMPORTANT
You are cordially invited to attend the virtual annual meeting via the following website: www.virtualshareholdermeeting.com/SAIC2019. Whether or not you expect to virtually attend, please submit your proxy or voting instructions:

By Internet	By Telephone	By Mail
For specific instructions regarding how to vote, please refer to the questions and answers beginning on page 5 of this Proxy Statement or the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the virtual annual meeting and voting at the meeting if you so desire but will help us secure a quorum and reduce the expense of additional proxy solicitation.

SUMMARY INFORMATION

SUMMARY INFORMATION
This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all the information that you should consider, and you should read the entire Proxy Statement as well as our Annual Report on Form 10-K for our fiscal year ended February 1, 2019, carefully before voting.
Annual Meeting of Stockholders

• Time and Date:	9:00 a.m. (ET) on June 5, 2019

• Website:	www.virtualshareholdermeeting.com/SAIC2019

• Record Date:	April 8, 2019

• Voting:	Stockholders as of the record date are entitled to vote.

• Attendance:	All stockholders and their duly appointed proxies may attend the virtual meeting.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Proposal 1: Election of eight directors.	FOR EACH NOMINEE	9
Proposal 2: Approval of a non-binding, advisory vote to approve the compensation of our named executive officers.	FOR	27
Proposal 3: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020.	FOR	53

Board Nominees
The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Committees
Robert A. Bedingfield	70	2013	Former Global Coordinating Partner at Ernst & Young LLP	• Audit (Chair) • Ethics
John J. Hamre	68	2013	Chief Executive Officer and President of the Center for Strategic & International Studies; former U.S. Deputy Secretary of Defense and Under Secretary of Defense (Comptroller)	• Classified Business (Chair) • Nominating
David M. Kerko(1)	46	2019	Former Executive at KKR	• Audit • Compensation
Timothy J. Mayopoulos	60	2015	President of Blend Labs, Inc.; former executive at the Federal National Mortgage Association (Fannie Mae)	• Audit • Compensation • Nominating (Chair)
Katharina G. McFarland(2)	59	2019	Private Consultant and former Assistant Secretary of Defense (Acquisition), Dept. of the Army	• Classified Business • Ethics
Anthony J. Moraco(3)	59	2013	Chief Executive Officer of the company	• Classified Business • Ethics
Donna S. Morea(4)	64	2013	Chair of the Company's Board; former President of U.S., Europe, and Asia for CGI Group	• Compensation • Nominating
Steven R. Shane(5)	61	2013	Former partner at Accenture PLC	• Audit • Compensation (Chair) • Ethics (Chair)

Science Applications International Corporation
2019 Proxy Statement | 1

SUMMARY INFORMATION

(1)
Mr. Kerko was appointed to the Board of Directors effective as of January 14, 2019, in connection with the completion of our acquisition of Engility Holdings, Inc. (Engility) and as required under the merger agreement entered into in connection therewith.

(2)
Ms. McFarland was appointed to the Board of Directors effective as of January 14, 2019, in connection with the completion of our acquisition of Engility and as required under the merger agreement entered into in connection therewith.

(3)
In connection with his retirement from SAIC and per our Corporate Governance Guidelines, Mr. Moraco has submitted his resignation to the Board of Directors effective July 31, 2019. Nazzic Keene, SAIC's current Chief Operating Officer, was appointed as a member of the Board of Directors for an initial term beginning on such date and expiring at the 2020 annual meeting of stockholders.

(4)	Ms. Morea served as the Chair of the Compensation Committee until January 14, 2019. She became Chair of the Board of Directors effective January 14, 2019.

(5)	Mr. Shane became Chair of the Compensation Committee effective January 14, 2019.
Corporate Governance Highlights

Board Independence

✓	Seven of eight directors qualify as Independent Directors

✓	Donna S. Morea is the independent, non-executive Chair of the Board of Directors

✓	Mandatory Retirement Age for Independent Directors is 75 years

✓	Mandatory Retirement Age for Employee Directors is 65 years

Director Elections

✓	Annual Board Elections

✓	Directors Elected by a Majority of Votes Cast

Board Meetings in Last Fiscal Year

✓	Eleven Full Board Meetings

✓	Nine Independent Director Only Sessions

Evaluating and Improving Board Performance

✓	Annual Board Self-Evaluation Required

✓	Annual Review of Independence of Board

✓	Committee Self-Evaluations Required

✓	Board Orientation/Education Programs

Aligning Director and Stockholder Interests

✓	Director and Executive Stock Ownership Guidelines

✓	Annual Equity Grant to Non-Employee Directors

Published Governance Policies and Practices (available at www.saic.com)

✓	Corporate Governance Guidelines

✓	Code of Conduct

✓	Charters for Board Committees

✓	Chair of the Board Position Description

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TABLE OF CONTENTS

Science Applications International Corporation
2019 Proxy Statement | 3

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INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement
This Proxy Statement is being furnished to the stockholders of Science Applications International Corporation ("SAIC"), a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors ("Board") for use at our annual meeting of stockholders to be held on Wednesday, June 5, 2019, at 9:00 a.m. (ET) as a virtual meeting via webcast at www.virtualshareholdermeeting.com/SAIC2019, and at any and all adjournments, postponements or continuations thereof. This Proxy Statement and the proxy and voting instruction card are first being sent or made available to our stockholders on or about April 24, 2019.

Information About Voting Rights and Solicitation of Proxies
Q.    Who is entitled to vote at the annual meeting?

A:
Only stockholders of record of our common stock as of the close of business on our record date of April 8, 2019 are entitled to notice of, and to vote at, the annual meeting. As of April 8, 2019, there were 59,166,546 shares of common stock outstanding. We have no other class of capital stock outstanding.

Q:    Who may attend the annual meeting?

A:
All stockholders as of our record date of April 8, 2019 or their duly appointed proxies, may attend the virtual annual meeting as well as vote and submit questions during the webcast of the meeting by visiting www.virtualshareholdermeeting.com/SAIC2019 and entering the 16-digit control number included in our Notice of Internet Availability of the proxy materials or on your proxy card (if you received a printed copy of the proxy materials).

Q:    Why hold a virtual annual meeting?

A:
We believe that a virtual stockholder meeting provides greater access to those who may want to attend and, therefore, have chosen this over an in-person meeting. We ensure that at our virtual annual meeting, all attendees are afforded the same rights and opportunities to participate as they would at an in-person meeting. These procedures include the ability for stockholders to ask questions during the course of the meeting, post appropriate questions received during the meeting for review by other participants, review our corresponding answers to such questions on our Investors Relations website at investors.saic.com as soon as possible after the meeting, and access technical support staff during the meeting in the event of difficulties arising from the use of the virtual meeting platform. We continue to receive positive feedback from our stockholders as we adopt best practices and new technologies for our annual meeting, proxy statement and related materials. We evaluate annually the method of holding the annual meeting, taking into consideration the above factors as well as business and market conditions and the proposed agenda items. We continue to believe that holding our annual meeting virtually over the internet is the right approach for our company, as it enables more of our geographically diverse base of stockholders to participate in our annual meeting.

Q:    What constitutes a quorum?

A:
The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of common stock outstanding as of April 8, 2019 is necessary to constitute a quorum and to conduct business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining the presence of a quorum.

Q:    What is a broker “non-vote”?

A:
A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. In tabulating the voting results for a particular proposal, broker “non-votes” are not considered entitled to vote on that proposal. Broker “non-votes” will not have an effect on the outcome of any matter being voted on at the meeting, assuming a quorum is present.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your shares or provide voting instructions to your broker so your vote can be counted.
Q:    How many votes am I entitled to?

A:
Each holder of common stock will be entitled to one vote per share, in person or by proxy, for each share of stock held in the stockholder’s name as of April 8, 2019, on any matter submitted to a vote of stockholders at the annual meeting.

Science Applications International Corporation
2019 Proxy Statement | 5

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

Q:    How do I vote my shares?

A:
Shares of common stock represented by a properly executed and timely proxy will, unless it has previously been revoked, be voted in accordance with its instructions. In the absence of specific instructions, the shares represented by a properly executed and timely proxy will be voted in accordance with the Board’s recommendations as follows:

•	FOR all of the company’s nominees to the Board;

•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2020.
No other business is expected to come before the annual meeting; however, should any other matter properly come before the annual meeting, the proxy holders intend to vote such shares in accordance with their best judgment on any additional matter.

There are four different ways to vote your shares:

By Internet	By Telephone
You may submit a proxy or voting instructions over the Internet by going to www.proxyvote.com or by scanning the QR code on your proxy and voting instruction card with a smart phone and following the instructions.

You may submit a proxy or voting instructions by calling 1-800-690-6903 and following the instructions.

By Mail	At The Virtual Annual Meeting
If you received your proxy materials in the mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.
If you are a stockholder of record you may electronically attend the virtual annual meeting and vote your shares at www.virtualshareholdermeeting.com/SAIC2019 during the meeting. You will need to provide your 16-digit control number that is on your Notice of Internet Availability of Proxy Materials or your proxy card if you receive a printed copy of the proxy materials by mail.

Submitting a proxy will not prevent you from attending the annual meeting and voting virtually. Any proxy may be revoked at any time prior to exercise by delivering a written revocation or a new proxy bearing a later date to our mailing agent, Broadridge, as described below or by attending the virtual annual meeting and voting in person. The mailing address of our mailing agent is Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Attendance at the virtual annual meeting will not, however, in and of itself, revoke a proxy.
Q:    What are the voting deadlines?

A:
For shares not held in the Science Applications International Corporation Retirement Plan (the “SAIC Retirement Plan”) or the legacy Engility retirement plan that holds SAIC stock, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. (ET) on June 4, 2019. For shares held in the SAIC Retirement Plan or legacy Engility retirement plan that holds SAIC stock, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. (ET) on May 31, 2019.

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INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

Q:    How are the shares held by the Retirement Plans voted?

A:
Each participant in the SAIC Retirement Plan or the legacy Engility retirement plan that holds SAIC stock, has the right to instruct Vanguard Fiduciary Trust Company, as trustee of the SAIC Retirement Plan (the “SAIC Trustee”), or the applicable trustee of the legacy Engility retirement plan that holds SAIC stock (the "Engility Trustee"), on a confidential basis, how to vote his or her proportionate interests in all shares of common stock held in the SAIC Retirement Plan or the legacy Engility retirement plan that holds SAIC stock. The SAIC Trustee will vote all shares held in the SAIC Retirement Plan, and the Engility Trustee will vote all shares held in the legacy Engility retirement plan that holds SAIC stock, for which no voting instructions are received in the same proportion as the shares for which voting instructions have been received by participants in the SAIC Retirement Plan or the legacy Engility retirement plan that holds SAIC stock. The SAIC Trustee’s duties with respect to voting the common stock in the SAIC Retirement Plan, and the Engility Trustee's duties with respect to voting the common stock in the legacy Engility retirement plan that holds SAIC stock, are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require in certain limited circumstances that the SAIC Trustee or the Engility Trustee override the votes of participants with respect to the common stock held by the SAIC Trustee or the Engility Trustee.

Q:    How are the shares held by the Stock Plans voted?

A:
Under the terms of our Stock Compensation Plan, Management Stock Compensation Plan and Key Executive Stock Deferral Plan, Vanguard Fiduciary Trust Company, as trustee of these stock plans, has the power to vote the shares of common stock held in these stock plans. Vanguard will vote all those shares in the same proportion that our other stockholders collectively vote their shares of common stock. If you are a participant in these stock plans, you do not have the right to instruct Vanguard how to vote or to otherwise vote your proportionate interests in the shares of common stock held in these stock plans.

Q:    What is the difference between a “stockholder of record” and a “beneficial” holder?

A:
These terms describe how the ownership of your shares is reflected on the books of our transfer agent, Computershare. If your shares are registered directly with Computershare, then you are a “stockholder of record” of these shares. If your shares are held in an account at a broker, bank, trust or other similar organization, then you are a “beneficial” holder of these shares. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you wish to vote in person at the virtual annual meeting, you must obtain a valid proxy from the organization holding the shares.

Q:    Who is soliciting these proxies?

A:
We are soliciting these proxies and the cost of the solicitation will be borne by us, including the charges and expenses of persons holding shares in their name as nominee incurred in connection with forwarding proxy materials to the beneficial owners of those shares. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees in person, by telephone or by email. These individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

Q:    What is “householding” and how does it affect me?

A:
We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, we send only one Proxy Statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who do not participate in householding will continue to receive separate proxy and voting instruction cards. We do not use householding for any other stockholder mailings.

If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the Proxy Statement or annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you own shares through a bank, broker or other nominee, you should contact the nominee concerning householding procedures. We will promptly deliver a separate copy of the Proxy Statement or annual report to you upon request.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Proxy Statement or annual report and you wish to receive a single copy of each of these documents for your household, please contact our mailing agent, Broadridge, at the telephone number or address indicated above to bring this to our mailing agent’s attention.
Q:    Where can I find the voting results of the annual meeting?

A:
We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

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2019 Proxy Statement | 7

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

Internet Availability of Proxy Materials
As permitted by the rules of the SEC, we are using the Internet as a means of furnishing proxy materials to our stockholders. We believe this method will make the proxy distribution process more efficient, lower costs and help in conserving natural resources.
On or about April 24, 2019, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instruction on how to access our proxy materials, including our Proxy Statement and annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy and voting instruction card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, and employees with regular access to email through their company email address have received email notification of how to access our proxy materials and vote via the Internet or by telephone or have been mailed paper copies of our proxy materials and a proxy and voting instruction card.
The Proxy Statement and annual report are available at www.proxyvote.com.

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PROPOSAL 1 - ELECTION OF DIRECTORS

PROPOSAL 1 - ELECTION OF DIRECTORS

At the annual meeting, eight directors are to be elected to serve for one-year terms to hold that position until each director’s successor is elected and qualified unless any of the directors resign or are removed prior to the end of their respective term. All nominees have been nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee. To the best knowledge of the Board, all of the nominees are able and willing to serve. Each nominee has consented to be named in this Proxy Statement and to serve if elected. Other than David M. Kerko and Katharina G. McFarland, each nominee listed below is currently a director of the company and each was elected by the stockholders at our 2018 annual meeting of stockholders. Mr. Kerko and Ms. McFarland were elected to serve as directors by the Board effective as of January 14, 2019 in connection with our acquisition of Engility and as required under the merger agreement entered into in connection therewith, and are standing for election by our stockholders as directors of the company for the first time at this year’s annual meeting. In connection with his retirement from SAIC and per our Corporate Governance Guidelines, Mr. Moraco has submitted his resignation to the Board effective July 31, 2019. Nazzic Keene, SAIC's current Chief Operating Officer, was appointed as a member of the Board for an initial term beginning on such date and expiring at the 2020 annual meeting of stockholders. In addition to the nominees below, Edward J. Sanderson, Jr., Deborah D. Dunie, and Mark J. Johnson each served as a member of the Board during our fiscal year ended February 1, 2019 ("fiscal 2019"). Mr. Johnson and Ms. Dunie are not standing for re-election at this year's annual meeting of stockholders. Mr. Sanderson will be retiring from the Board and will not stand for re-election at this year's annual meeting of stockholders.

Majority Voting Standard in Uncontested Director Elections
We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected without further action. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2019 annual meeting of stockholders is an uncontested election.
If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the offer of resignation and recommend to the Board the action to be taken. The Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or some other public announcement.
Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed in the proxy. In the absence of specific instructions, the shares represented by properly executed, timely received and unrevoked proxies will be voted “for” each nominee. If any of the nominees listed below becomes unable to stand for election at the annual meeting, the proxy holders intend to vote for any person designated by the Board to replace the nominee unable to serve.

Recommendation of the Board of Directors
The Board unanimously recommends a vote FOR each nominee.

Nominees for Election to the Board of Directors
Set forth below is a brief biography of each nominee for election as a director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the nominee should serve as a director of our company. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group of nominees with complementary skills and a diverse mix of backgrounds, perspectives and expertise beneficial to the broad business diversity of the company. Our board membership criteria and director nomination process are described in the “Corporate Governance” section of this Proxy Statement.

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PROPOSAL 1 - ELECTION OF DIRECTORS

Robert A. Bedingfield

Age: 70 Director since: 2013 Independent
Select Qualifications and Skills:
Leadership and Executive Management Experience: Served as Global Coordinating Partner at Ernst & Young LLP ("E&Y").
Financial Expertise: Over 40 years of experience, including 32 years as a partner in E&Y's accounting and auditing practices.
Industry Knowledge and Experience: Government Contracting: Served as Senior Advisory Partner for a number of E&Y’s largest clients and served on E&Y’s Senior Governing Board; Aerospace and Defense Industry: Served as E&Y’s Aerospace & Defense Practice Leader for over 15 years.
Director Experience:  Mr. Bedingfield has served on the Board of Emeritus Trustees for the University of Maryland at College park since 2000, and the Board of Directors for GeoPark Limited since 2015, where he is also the Audit Committee Chair.
The Board believes that Mr. Bedingfield’s financial expertise and his deep knowledge and experience in government contracting gained through decades of serving major companies in our industry provide important contributions to the Board.

Committees: Audit (Chair); Ethics

Dr. John J. Hamre

Age: 68 Director since: 2013 Independent
Select Qualifications and Skills:
Leadership and Executive Management Experience: Serves as President and Chief Executive Officer of the Center for Strategic & International Studies since 2000. Served as Chairman of the Defense Policy Board Advisory Committee for four Secretaries of Defense for 10 years.
Industry Knowledge and Experience: Served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997.
Director Experience: Dr. Hamre was previously a director of Exelis, Inc. until May 2015, a director of Oshkosh Corporation until January 2012, a director of ITT Corporation until October 2011, a director of ChoicePoint Inc. until September 2008 and a director of Leidos Holdings, Inc. until September 2016. He also served as a director for Xylem, Inc. until May 2013. Since 2018, Dr. Hamre has served as a director for ImperativeCare. Dr. Hamre also served on the Board of the MITRE Corporation from 2001 to October 2018.
Dr. Hamre is a leading expert on issues of national security, defense and international affairs with extensive experience working in these areas from serving in high-ranking positions at the U.S. Department of Defense. His particular expertise in matters key to our business, as well as his executive management experience as Chief Executive Officer of a leading public policy research institution, offer important contributions to the Board.

Committees: Classified Business (Chair); Nominating

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PROPOSAL 1 - ELECTION OF DIRECTORS

David M. Kerko

Age: 46 Director since: 2019 Independent
Select Qualifications and Skills:
Leadership Experience: Served as an Executive of Kohlberg Kravis Roberts & Co. L.P. ("KKR") from 2010 to 2015, and as an advisor of KKR from March 2015 to present.
Financial Expertise: In 1998, Mr. Kerko joined KKR and is a former Member and Co-head of the Technology industry team within KKR’s Private Equity platform. He was actively involved in KKR’s investments in Borden, Toys ‘R’ Us, The Analytic Sciences Corporation ("TASC"), NXP (formerly Philips Semiconductor), Savant and Sonos. Prior to joining KKR, Mr. Kerko was with Gleacher NatWest Inc. where he was involved in a broad range of merger and acquisition transactions and financing work.
Director Experience: Mr. Kerko currently serves on the Board of Directors of Global Foundries, Inc., Savant Systems, LLC, Transphorm Inc., TE Connectivity Ltd., and Nebula Acquisition Corporation. Previously, he was a Director of TASC, an engineering services company, from 2009 until 2015, and for Engility from 2015 to 2019.
Mr. Kerko possesses decades of significant experience advising emerging and established companies with respect to strategic planning, corporate finance and public markets strategy, particularly in the technology industry. His critical strategy and financial insight will be greatly beneficial to our company and the Board.

Committees: Audit; Compensation

Timothy J. Mayopoulos

Age: 60 Director since: 2015 Independent
Select Qualifications and Skills:
Leadership Experience: President of Blend Labs, Inc., a Silicon Valley enterprise software company.  Previously served as President and Chief Executive of the Federal National Mortgage Association, known as Fannie Mae, from June 2012 until October 2018.
Executive Management and Legal Expertise: In addition to his recent executive leadership roles as President of Blend Labs and President and CEO of Fannie Mae, Mr. Mayopoulos was Chief Administrative Officer of Fannie Mae from 2010 to 2012, and General Counsel and Corporate Secretary of Fannie Mae from 2009 to 2012. Prior to joining Fannie Mae, he was Executive Vice President and General Counsel of Bank of America Corporation.  He also served in senior management and legal roles at Deutsche Bank AG, Credit Suisse First Boston and Donaldson, Lufkin & Jenrette, Inc.
Financial Expertise: Mr. Mayopoulos has held executive leadership roles in financial institutions that have required significant financial expertise and capital markets knowledge. He also serves on the Audit and Risk Committees of the Board of Directors of Lending Club Corporation, the largest online marketplace connecting borrowers and investors.
Director Expertise: In addition to Mr. Mayopoulos' service as a member of the Board of Directors for Lending Club Corporation, he also serves on the Board of Directors for Blend Labs, Inc.
Mr. Mayopoulos has over 30 years of professional experience. His valuable contributions to our Board include his executive management experience, his experience in finance and capital markets, his legal background, and his experience operating in highly regulated businesses.

Committees: Audit; Compensation; Nominating (Chair)

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PROPOSAL 1 - ELECTION OF DIRECTORS

Katharina G. McFarland

Age: 59 Director since: 2019 Independent
Select Qualifications and Skills:
Leadership Experience: Served as Assistant Secretary of Defense for Acquisition (Presidential Appointee), and Acting Assistant Secretary of the Army for Acquisitions, Logistics & Technology and Army Acquisition Executive from 2012 to 2017. Served as President of the Defense Acquisition University from 2010 to 2012. From 2006 to 2010 she was the Director of Acquisition, Missile Defense Agency. She began her civil service career in 1986 at Headquarters, U.S. Marine Corps as a general engineer.
Director Experience: Ms. McFarland serves on several Boards in an advisory role including American Defense International, Cypress International, the Institute for Defense Analysis, Transunion Corporation, and Sehlke, Inc. She is also the Chair of the National Academies of Sciences Board on Army R&D, and the Commissioner of the National Security Commission on Artificial Intelligence. Ms. McFarland was a Director for Engility from 2017 to January 2019.
Ms. McFarland brings substantial experience in defense acquisition, logistics and technology, in particular with the U.S. Department of Defense and the Department of Army, and IT and the Intelligence sector, which provides valuable insight to the Board.

Committees: Classified Business; Ethics

Anthony J. Moraco

Age: 59 Director since: 2013 Chief Executive Officer
Select Qualifications and Skills:
Leadership and Executive Management Experience: Serves as our Chief Executive Officer and a Director since our separation from our former parent, Leidos Holdings, Inc., in September 2013. Prior to this time, Mr. Moraco served in various positions at Leidos, including serving as the President of its Government Solutions Group in 2013, as Group President of its Intelligence, Surveillance and Reconnaissance organization in 2012, as its Executive Vice President for Operations and Performance Excellence from 2010 to 2012 and as the Business Unit General Manager of its Space and Geospatial Intelligence Business Unit from 2006 to 2010.
Industry Knowledge and Experience: Aerospace and Defense Industry: The Aerospace, Defense, and Intelligence industry experience at SAIC is complemented by his previous leadership roles at the Boeing Company Space & Intelligence Mission Systems and Phantom Works from 2000 to 2006. Mr. Moraco began his career at Autometric, Inc. in 1984 and served in various leadership roles supporting the intelligence community until Boeing’s acquisition of Autometric in 2000.
The Board believes that Mr. Moraco’s market knowledge, leadership skills and management ability proven during his tenure as CEO of our company and as an executive officer of our former parent make him highly qualified to serve on our Board. In addition, our Board believes that the company’s Chief Executive Officer should serve on the Board of Directors to help communicate the Board’s priorities to management as well as bring management’s perspective on matters considered by the Board.

Committees: Classified Business; Ethics

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PROPOSAL 1 - ELECTION OF DIRECTORS

Donna S. Morea

Age: 64 Director since: 2013 Independent Chair of the Board
Select Qualifications and Skills:
Leadership and Executive Management Experience: Served as President of CGI Technology and Solutions, Inc. ("CGI"), a wholly-owned U.S. subsidiary of CGI Group, one of the largest independent information technology firms in North America, from May 2004 until retirement at the end of 2011. Ms. Morea also served as a Director for CGI from February 2012 to May 2013. Ms. Morea currently serves as an Operating Advisor at Carlyle serving on boards of technology portfolio companies.
Industry Knowledge and Experience: Information and Technology Expertise: Over 30 years of experience; nationally recognized executive in IT professional services management; led CGI’s IT and business process services in the U.S. and India for large enterprises in financial services, healthcare, telecommunications and government.
Director Experience: Ms. Morea serves as Director on the Boards of SunTrust Banks, Inc. (2012-present), and Inova Health System (2015-present)
The Board believes that Ms. Morea’s executive management experience and information technology expertise provide valuable leadership experience and market knowledge of a significant segment of our business.

Committees: Compensation; Nominating

Steven R. Shane

Age: 61 Director since: 2013 Independent
Select Qualifications and Skills:
Leadership: Served as a partner of Accenture plc, a management consulting, technology and outsourcing services firm, until his retirement in 2011 after a 30-year career.
Financial Expertise and Industry Experience: Consulting and Technology Systems: While at Accenture, Mr. Shane was the Managing Partner of the North America Public Service business for Accenture responsible for Accenture’s U.S. federal, state and local and Canadian federal and provincial business. He also held several other senior management positions, including those where he led consulting engagements for many of the largest banking institutions in the United States. Following his retirement from Accenture in 2011, Mr. Shane joined LH&P, LLC, a boutique consulting company, where he provided strategic, organizational and business advice to senior executives in some of the largest U.S. financial services companies. Mr. Shane retired from LH&P, LLC in March of 2018.
Director Experience: Mr. Shane currently serves on the Board of Directors for ZPower, LLC (2003-present), and MAXIMUS Federal Services (2013-present). In addition, he also serves on the Board of Directors for Dispersive Networks, LLC (2014-present), for which he is the current Chairman.
Mr. Shane’s expertise in financial matters and the implementation of significant, mission-critical technology systems for the U.S. government as well as state and local governments offer perspectives that our Board considers valuable to us as a leading provider of technical, engineering and enterprise information technology services to government customers.

Committees: Audit; Compensation (Chair); Ethics (Chair)

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CORPORATE GOVERNANCE

Corporate Governance Guidelines
Our Board recognizes the importance of strong corporate governance as a means of addressing the various needs of our stockholders, employees, customers and other stakeholders. As a result, our Board has adopted Corporate Governance Guidelines which, together with our certificate of incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for our corporate governance. Our Corporate Governance Guidelines cover a wide range of subjects, including criteria for determining the independence and qualification of our directors. These guidelines are available on our website at www.saic.com by clicking on the link entitled “Corporate Governance.” The Board recognizes that observing good corporate governance practices is an ongoing responsibility. The Nominating and Corporate Governance Committee regularly reviews corporate governance developments and recommends revisions to these Corporate Governance Guidelines and other corporate governance documents as necessary to promote our and our stockholders’ best interests and to help ensure that we comply with all applicable laws, regulations and stock exchange requirements relating to corporate governance.

Proxy Access
Our bylaws include a “proxy access” provision for director nominations under which eligible stockholders may nominate candidates for election to our Board and inclusion in our Proxy Statement. The “proxy access” provision provides that:

•	an eligible stockholder, or an eligible group of up to 20 stockholders, representing at least 3% of our outstanding shares of common stock,

•	owning those shares continuously for at least three years,

•
can nominate and include in our Proxy Statement director nominees constituting up to 25% of the Board or, if that percentage is not a whole number, the closest whole number below 25%, but not less than two individuals, for election at our annual meeting of stockholders.

These “proxy access” director nominees are subject to certain eligibility, procedural and disclosure requirements as further set forth in Section 3.17 of our bylaws.

Code of Conduct
All of our employees, including our executive officers and our directors, are required to comply with our Code of Conduct, which describes our standards for protecting company and customer assets, fostering a safe and healthy work environment, dealing fairly with customers and others, conducting international business properly, reporting misconduct and protecting employees from retaliation. This code forms the foundation of our corporate policies and procedures designed to promote ethical behavior in all aspects of our business.
Our Code of Conduct is available on our website at www.saic.com by clicking on the link entitled “Corporate Governance.”

Director Independence
The Board annually determines the independence of each of our directors and nominees in accordance with the Corporate Governance Guidelines. These guidelines provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization with which we have a relationship). The Board has established independence standards set forth in the Corporate Governance Guidelines that include all elements of independence required by the listing standards of the New York Stock Exchange (“NYSE”).
All members of the Audit, Human Resources and Compensation, and Nominating and Corporate Governance Committees must be independent directors as defined by the Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate independence requirement pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act”), which requires that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation or be an affiliated person of ours or any of our subsidiaries.

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Each year, our directors complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his or her immediate family might have a direct or potential conflict of interest. Based on an analysis of the responses, the Board determined that all directors, except for Mr. Moraco because of his role as our Chief Executive Officer, are independent under its guidelines and free from any relationship that would interfere with the exercise of their independent judgment. The Board also determined that Messrs. Sanderson and Johnson were independent prior to their decisions not to stand for re-election at the 2019 annual meeting of stockholders. The Board considered the following relationships involving Mr. Bedingfield, Ms. Dunie and Dr. Hamre in reaching the conclusion that those relationships did not interfere with the exercise of each of their independent judgment:

•	Mr. Bedingfield’s son, Kenneth Bedingfield, has served as the Chief Financial Officer of Northrop Grumman Corporation since February 2015;

•	Ms. Dunie's affiliation with Objective Interface Systems as a current member of its Board of Directors; and

•	Dr. Hamre is Chairman of the Defense Policy Board Advisory Committee, a committee that advises the Secretary of Defense on foreign policy matters. The Committee has no role in acquisition issues.

Criteria for Board Membership
To fulfill its responsibility to identify and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In evaluating potential nominees, the Nominating and Corporate Governance Committee and the Board consider each individual in the context of the Board as a whole, with the objective of recommending to stockholders a slate of individual director nominees that can best continue the success of our business and advance stockholders’ interests. In evaluating the suitability of individual nominees, the Nominating and Corporate Governance Committee and the Board consider many factors, including:

✓    expertise and involvement in areas relevant to our business such as defense, intelligence, science, finance, government or commercial and international business;
✓    interpersonal skills, substantial personal accomplishments and diversity as to gender, age, ethnic background and experience;
✓    commitment to business ethics, professional reputation, independence and understanding of the responsibilities of a director and the governance processes of a public company;
✓    demonstrated leadership, with the ability to exercise sound judgment informed by diversity of experience and perspectives; and
✓    benefits from the continuing service of qualified incumbent directors in promoting stability and continuity, contributing to the Board’s ability to work together as a collective body and giving the company the benefit of experience and insight that its directors have accumulated during their tenure.

The Nominating and Corporate Governance Committee reviews the director selection process annually and the Committee and the Board assess its effectiveness through an annual written evaluation process. In addition, the Nominating and Corporate Governance Committee has been directed by the Board to observe the following principles contained in our Corporate Governance Guidelines:

✓    a majority of directors must meet the independence criteria established by the Board;
✓    based upon the range of 7 to 14 directors currently specified in our bylaws, no more than three directors may be an employee of SAIC;
✓    only a full-time employee who serves as either the Chief Executive Officer or one of his or her direct reports will be considered as a candidate for an employee director position; and
✓    no director nominee may be a consultant to the company.

The Board expects a high level of commitment from its members and will review a candidate’s other commitments and service on other boards to ensure that the candidate has sufficient time to devote to the company. In addition, non-employee directors may not serve on the board of directors of more than four other publicly-traded companies. Moreover, directors are expected to act ethically at all times and adhere to our Code of Conduct.

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Board Leadership Structure
The Board is currently led by a non-executive Chair, Ms. Morea, who is an independent director. Our Board believes that it is in the best interests of stockholders for the Board to have the flexibility to determine the most qualified and appropriate individual to serve as Chair of the Board, whether that person is an independent director or the Chief Executive Officer. The Board selects the Chair annually and may decide to separate or combine the roles of Chair of the Board and Chief Executive Officer, if appropriate, at any time in the future. In cases where the Board determines it is in the best interests of our stockholders to combine the positions of Chair and Chief Executive Officer, the independent directors will upon nomination and recommendation by the Nominating and Corporate Governance Committee, elect a lead independent director with the responsibilities described in our Corporate Governance Guidelines.

The functions of the non-executive Chair of the Board include:

•    planning the Board’s annual schedule of meetings and agendas, in consultation with the Chief Executive Officer and Corporate Secretary and other directors as appropriate;
•    coordinating with the Chief Executive Officer and the Corporate Secretary to ensure that the Board receives the appropriate quantity and quality of information in a timely manner to enable it to make informed decisions;
•    chairing all meetings of the Board and of the independent directors in executive session and ensure that meetings are conducted efficiently and effectively;
•    facilitating full and candid Board discussions, ensuring all directors express their views on key Board matters and assist the Board in achieving a consensus;
•    working with committee chairs to ensure that each committee functions effectively and keeps the Board apprised of actions taken;
•    building consensus, developing teamwork and a cohesive Board culture and facilitating formal and informal communication with and among directors; and
•    serving as the liaison between the Board and company management.

The Board’s Role in Risk Oversight
As part of its oversight function, the Board and its committees monitor risk as part of their regular deliberations throughout the year. When granting authority to management, approving strategies, making decisions and receiving management reports, the Board considers, among other things, the risks facing the company. The Board also oversees risk in particular areas through its committee structure.
The Board has the following principal standing committees: Audit, Classified Business Oversight, Ethics and Corporate Responsibility, Human Resources and Compensation, and Nominating and Corporate Governance. The charters of these committees are available in print to any stockholder who requests them and are also available on our Investor Relations website at investors.saic.com.

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Board of Directors

Audit Committee	Classified Business Oversight Committee	Ethics and Corporate Responsibility Committee	Human Resources and Compensation Committee	Nominating and Corporate Governance Committee

The Audit Committee evaluates the company’s guidelines and policies regarding risk assessment and risk management, including risks related to internal control over financial reporting, the company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.

The Classified Business Oversight Committee monitors risk review activities applicable to the company’s classified business activities and receives reports from management on particular classified projects involving significant performance, financial or reputational risks.

		The Ethics and Corporate Responsibility Committee oversees risks associated with unethical conduct and political, social, environmental and reputational risks.	The Human Resources and Compensation Committee assesses risks potentially arising from the company’s human resources and compensation policies and practices.
The Nominating and Corporate Governance Committee identifies and recommends individuals for selection to the Board, develops and recommends corporate governance guidelines to the Board, makes recommendations regarding the size, composition and charters of the Board and oversees the evaluation of the Board and Board committees.

The company also utilizes an internal Enterprise Risk Management Committee comprised of the senior management that, among other things, works with the Chief Executive Officer, Board Committees and the full Board to establish the overall corporate risk strategy and oversight of policies, systems, processes and training relating to risk matters within the company. This committee reports quarterly to the Audit Committee and annually to the full Board on its activities and findings, highlighting the key risks we face and management’s actions for managing those risks.

Board of Directors Meetings and Committees
The Board held eleven meetings of the entire Board in fiscal 2019. The independent directors met eleven times during the year, either in executive session of regular board meetings or in separate meetings. Mr. Sanderson presided as the non-executive Chair of the Board for FY19 meetings up to January 14, 2019. Ms. Morea, the current non-executive Chair of the Board effective January 14, 2019, presides at all executive sessions of our independent directors as provided by our Corporate Governance Guidelines. During fiscal 2019, there was over 86% attendance by all directors of the meetings of the Board. All directors are expected to attend our annual meeting of stockholders and all of the directors who were serving at the time of last year’s annual meeting of stockholders attended that meeting.

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AUDIT COMMITTEE The specific responsibilities of the Audit Committee are further set forth in its charter and include:

Members(1)(2)	Roles and Responsibilities	Meetings in Fiscal 2019
• Robert A. Bedingfield (Chair) • David M. Kerko(3) • Mark J. Johnson(4) • Timothy J. Mayopoulos • Steven R. Shane
•    Internal Controls and Disclosure Controls—Review and provide feedback on management’s assessment of, and the report on, the effectiveness of the company’s internal control over financial reporting, and the independent, registered public accounting firm’s related report.
•    Independent Audit—Appoint, retain, oversee, evaluate, and if necessary, replace an independent registered public accounting firm, including the lead audit partner, for the purpose of preparing or issuing an audit report on our consolidated financial statements and performing other audit, review or attest services; pre-approve all audit and non-audit services and related fees and evaluate the independent registered public accounting firm’s qualifications, performance and independence, in light of among other things, non-audit services and fees.
•    Internal Audit—Review the qualifications, structure and performance of the internal audit function; review and approve the company’s internal audit plan; and periodically review findings from completed audits, status of major audits in process, and any significant difficulties, disagreements with management or restrictions encountered in the scope of the Internal Audit Department’s work.
•    Financial Reporting—Review and discuss with management, the independent registered public accounting firm and the internal auditor the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; discuss with the independent registered public accounting firm the auditor’s judgments and recommendations about the accounting principles used to prepare our consolidated financial statements.
•    Ethical and Legal Compliance—Review the effectiveness of our system for monitoring compliance with laws and regulations; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (including procedures for receiving and handling complaints on a confidential and anonymous basis); and evaluate and handle any complaints submitted to or reported to the Audit Committee.
•    Other Responsibilities—Discuss and evaluate our guidelines and policies regarding risk assessment and risk management; discuss our major financial risk exposures and the steps management has taken to monitor and control those exposures; and review our litigation, government investigation and legal compliance matters that could have a significant impact on our financial statements.
6

(1)	The Board has determined that each member of the Audit Committee is independent for purposes of our Corporate Governance Guidelines, as well as for purposes of the requirements of the Exchange Act.

(2)
The Board has determined that each member of the Audit Committee qualifies as an Audit Committee “financial expert” as defined by the rules under the Exchange Act. The backgrounds and experience of the Audit Committee financial experts are set forth above in “Proposal 1—Election of Directors.”

(3)	Mr. Kerko began serving on the Audit Committee effective January 14, 2019.

(4)	Mr. Johnson served on the Audit Committee for fiscal 2019. He is not standing for re-election at the 2019 annual meeting of stockholders.

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CLASSIFIED BUSINESS OVERSIGHT COMMITTEE

The responsibilities of the Classified Business Oversight Committee are set forth in its charter and include periodically reviewing and making recommendations to our Board of Directors and management concerning:

Members	Roles and Responsibilities	Meetings held in Fiscal 2019
• John J. Hamre (Chair) • Deborah B. Dunie(1) • Katharina G. McFarland(2) • Anthony J. Moraco • Edward J. Sanderson, Jr.(3)
•   the strategic, operational and financial aspects of our classified business activities;
•   reports from management on particular classified projects involving significant performance, financial or reputational risks; and
•   other classified business issues that the Board or management would like the Committee to review.
1*
 *The Classified Business Oversight Committee meets on an ad hoc basis.

(1)	Ms. Dunie served on the Classified Business Oversight Committee for fiscal 2019. She is not standing for re-election at the 2019 annual meeting of stockholders.

(2)	Ms. McFarland began serving on the Classified Business Oversight Committee effective January 14, 2019.

(3)	Mr. Sanderson served on the Classified Business Oversight Committee for fiscal 2019. He is retiring from the Board and is not standing for re-election at the 2019 annual meeting of stockholders.

ETHICS AND CORPORATE RESPONSIBILITY COMMITTEE The responsibilities of the Ethics and Corporate Responsibility Committee are set forth in its charter and include:

Members	Roles and Responsibilities	Meetings held in Fiscal 2019
• Steven R. Shane (Chair) • Robert A. Bedingfield • Katharina G. McFarland(1) • Anthony J. Moraco • Donna S. Morea(2)
• reviewing and making recommendations regarding the ethical responsibilities of our employees and consultants under our administrative policies and procedures;
• reviewing and assessing our policies and procedures addressing the resolution of conflicts of interest involving us, our employees, officers and directors, or their immediate family members, including related party transactions, and addressing any potential conflict of interest involving us and a director or an executive officer;
•   reviewing compliance with our Code of Conduct by our executive officers and other employees;
•   reviewing and establishing procedures for the receipt, retention and treatment of complaints regarding violations of our policies, procedures and standards related to ethical conduct and legal compliance;
•   reviewing and evaluating the effectiveness of our ethics, compliance and training programs and related administrative policies; and
•   reviewing our policies and practices in the areas of corporate responsibility including, the safety and protection of the environment, charitable contributions and those political, social and environmental issues that may affect our business operations, performance, public image or reputation.
4

(1)	Ms. McFarland began serving on the Ethics and Corporate Responsibility Committee effective January 14, 2019.

(2)	Ms. Morea served on the Ethics and Corporate Responsibility Committee for fiscal 2019 until January 14, 2019.

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HUMAN RESOURCES AND COMPENSATION COMMITTEE The responsibilities of the Human Resources and Compensation Committee are set forth in its charter and include:

Members(1)	Roles and Responsibilities	Meetings held in Fiscal 2019
• Steven R. Shane (Chair)(2) • Donna S. Morea(3) • Deborah B. Dunie(4) • David M. Kerko(5) • Timothy J. Mayopoulos • Edward J. Sanderson, Jr.(6)
• determining the compensation of our Chief Executive Officer and reviewing and approving the compensation of our other executive officers;
• reviewing and evaluating, with the Chief Executive Officer, the long-range plans for management succession;
• exercising all rights, authority and functions reserved to them under all of our equity, retirement and other compensation plans;
•  approving and making recommendations to the Board of Directors regarding non-employee director compensation;
•  preparing an annual report on executive compensation for inclusion in our Proxy Statement or annual report on Form 10-K in accordance with the rules and regulations of the SEC; and
• periodically reviewing our human resources strategy, policies and programs.
5

(1)	The Board has determined that each of the members of the Human Resources and Compensation Committee is independent for purposes of our Corporate Governance Guidelines.

(2)	Mr. Shane began serving on the Human Resources and Compensation Committee in the Chair role effective January 14, 2019.

(3)	Ms. Morea served as Chair of the Human Resources and Compensation Committee for fiscal 2019 until January 14, 2019.

(4)	Ms. Dunie served on the Human Resources and Compensation Committee for fiscal 2019. She is not standing for re-election at the 2019 annual meeting of stockholders.

(5)	Mr. Kerko began serving on the Human Resources and Compensation Committee effective January 14, 2019.

(6)	Mr. Sanderson served on the Human Resources and Compensation Committee for fiscal 2019. He is retiring from the Board and is not standing for re-election at the 2019 annual meeting of stockholders.
The Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in further detail under “Compensation Discussion and Analysis” below.
Role of Independent Consultant
The Human Resources and Compensation Committee has retained Frederic W. Cook & Co., Inc. as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and in setting executive officer compensation. The consultant only serves the Human Resources and Compensation Committee in an advisory role and does not decide or approve any compensation actions. The consultant reports directly to the Human Resources and Compensation Committee and does not perform any services for management. The consultant’s duties include the following:

•	reviewing our total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness;

•	reviewing our overall executive compensation program and advising the Committee on evolving best practices;

•
providing independent analyses and recommendations to the Committee on executive officers’ compensation and new compensation and benefits programs that management submits to the Committee for approval; and

•	reviewing the Compensation Discussion and Analysis section of our Proxy Statement.
The consultant interacts directly with members of management only on matters under the Human Resources and Compensation Committee’s oversight and with the knowledge and permission of the Committee. The Human Resources and Compensation Committee has assessed the independence of Frederic W. Cook & Co., Inc. pursuant to SEC rules and concluded that the firm’s work for the Committee does not raise any conflict of interest.

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Compensation Committee Interlocks and Insider Participation
None of the members of our Human Resources and Compensation Committee has, at any time, been an officer or employee of ours. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Human Resources and Compensation Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE The responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter and include:

Members(1)	Roles and Responsibilities	Meetings held in Fiscal 2019
• Timothy J. Mayopoulos (Chair) • Deborah B. Dunie(2) • John J. Hamre • Donna Morea(3) • Edward J. Sanderson, Jr.(4)
•   evaluating, identifying and recommending director nominees, including nominees proposed by stockholders;
•   reviewing and making recommendations regarding the composition and procedures of the Board of Directors;
•   making recommendations regarding the size, composition and charters of the Board’s committees;
•   developing and recommending to the Board of Directors a set of corporate governance principles, including recommending an independent director to serve as non-executive Chair of the Board or as Lead Director; and
•   developing and overseeing an annual self-evaluation process of the Board and its committees.
3

(1)	The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent for purposes of our Corporate Governance Guidelines.

(2)	Ms. Dunie served on the Nominating and Corporate Governance Committee for fiscal 2019 until January 14, 2019. She is not standing for re-election at the 2019 annual meeting of stockholders.

(3)	Ms. Morea began serving on the Nominating and Corporate Governance Committee effective January 14, 2019.

(4)	Mr. Sanderson served on the Nominating & Corporate Governance Committee for fiscal 2019. He is retiring from the Board and is not standing for re-election at the 2019 annual meeting of stockholders.
Director Nominations Process
The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The Committee regularly assesses the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, the criteria for Board membership described on page 15 of this Proxy Statement and our current and future needs.
To the extent that vacancies on the Board are anticipated or otherwise arise, the Nominating & Corporate Governance Committee prepares a target candidate profile and develops an initial list of director candidates identified by the current members of the Board, business contacts, community leaders and members of management. The Committee may also retain a professional search firm to assist it in developing a list of qualified candidates. The Nominating and Corporate Governance Committee also considers any stockholder recommendations for director nominees that are properly received.
The Committee then screens and evaluates the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and Board membership criteria and provides the Board with its recommendations. The Board then considers the recommendations and votes on whether to nominate the director candidate for election by the stockholders at the annual meeting or to appoint the director candidate to fill a vacancy on the Board.

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Stockholder Nominations
Any stockholder may nominate a person for election as a director by complying with the procedures set forth in our bylaws. Under Section 3.03 of our bylaws, in order for a stockholder to nominate a person for election as a director, the stockholder must give timely notice to our Corporate Secretary prior to the meeting at which directors are to be elected. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. (If the date of the annual meeting is more than 30 days before or more than 70 days after that anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to that annual meeting and not later than the close of business on the 90th day prior to that annual meeting or the 10th day following the day on which we first publicly announce the date of that annual meeting, whichever occurs later).
The stockholder’s notice must include certain information as provided in Section 3.03 of our bylaws about the nominee, the stockholder and the underlying beneficial owner, if any, including his or her respective name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the nominee, the stockholder and related persons with respect to our stock, if any, and any other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. In addition, the notice must contain certain information about the stockholder proposing to nominate that person. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of the proposed nominee to serve as a director. A stockholder’s notice must be updated, if necessary, so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.
Mandatory Retirement Policy
The Board has adopted a mandatory retirement age of 75 for independent directors and 65 for employee directors. It is the general policy of the Nominating and Corporate Governance Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age.

Board of Directors Compensation
The Board uses a combination of cash retainers, fees and stock-based incentives to attract and retain qualified candidates to serve as directors. In determining director compensation, the Board considers the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors. The Human Resources and Compensation Committee periodically reviews director compensation with the assistance of our independent compensation consultant and recommends to the Board the form and amount of compensation to be provided. The director compensation described below represents the total compensation received by our directors for their service.
The following is a summary of the compensation that we provide to our non-employee directors:
Cash Compensation
Our directors receive a cash retainer for their service on the Board. For fiscal 2019, the annual retainer was $95,000 and the annual retainer for the Chair of each committee of the Board was an additional $15,000, except for the Chair of the Audit and Human Resources and Compensation Committees where the annual retainer is an additional $20,000, and the Classified Business Oversight Committee where the annual retainer is an additional $10,000. The annual retainer for the independent Chair of the Board is an additional annual retainer of $160,000. These retainers are paid quarterly in advance. In addition to the cash retainers, non-employee directors also received $2,000 for each meeting of the Board and committee they attend beginning with the second meeting above the standard number of meetings over the course of a given year. We also reimburse our directors for expenses incurred while attending meetings or otherwise performing services as a director. The Board approved an increase to the annual retainers for non-employee directors from $95,000 to $100,000 effective January 1, 2019. The annual Chair retainer fees for the Board and each Committee remained the same.

Equity Compensation
Directors are eligible to receive equity awards under our equity incentive plan. For fiscal 2019, each director, other than Mr. Kerko and Ms. McFarland, was granted equity awards consisting of $100,000 in value of restricted stock units and $50,000 in value of options to purchase shares of our common stock. These equity awards vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. If a director retires due to our mandatory retirement policy, the director’s equity awards continue to vest as scheduled and options remain exercisable for the

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remainder of the option term. For fiscal 2020, Mr. Kerko and Ms. McFarland will be entitled to receive the standard annual cash and equity compensation paid to all directors of the company.
Deferral Plans
Directors are eligible to defer all or any portion of their cash retainers and fees into our Deferred Compensation Plan. This plan is described in further detail in the “Executive Compensation—Nonqualified Deferred Compensation” section of this Proxy Statement.
Stock Ownership Guidelines and Policies
The Board believes that its members should acquire and hold shares of our stock in an amount that is meaningful and appropriate. To encourage directors to have a material investment in our stock, the Board has adopted stock ownership guidelines that call for directors to hold shares of our stock with a value of at least five times the amount of the annual cash retainer. Board members are required to hold all shares of stock acquired under our equity programs until this target value has been achieved. In addition to these ownership guidelines, our directors are also subject to policies that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations or may create an appearance of impropriety. Our policy requires directors to obtain preclearance from our General Counsel for all transactions in our securities.
The following table sets forth information regarding the compensation earned or paid to our directors for service in fiscal 2019.

Name (1)	Fees earned or paid in cash ($) (2)	Stock awards ($) (3)	Option awards ($) (4)	Total ($)
Robert A. Bedingfield	155,250	100,031	50,005	305,286
Deborah B. Dunie	133,250	100,031	50,005	283,286
John J. Hamre	118,250	100,031	50,005	268,286
Mark J. Johnson	106,250	100,031	50,005	256,286
David M. Kerko	—	—	—	—
Timothy J. Mayopoulos	123,250	100,031	50,005	273,286
Katharina G. McFarland	—	—	—	—
Donna S. Morea	193,416	100,031	50,005	343,452
Edward J. Sanderson, Jr.	234,917	100,031	50,005	384,953
Steven R. Shane	152,417	100,031	50,005	302,453

(1)	Mr. Moraco, our Chief Executive Officer, is not included in this table because he received no additional compensation for his service as a director.

(2)
Amounts in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director for annual retainer fees, committee and/or chair fees and meeting fees. Directors are eligible to defer all or any portion of their cash retainers and fees into our Deferred Compensation Plan.

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CORPORATE GOVERNANCE

(3)
Amounts in this column reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For fiscal 2019, Messrs. Bedingfield, Hamre, Johnson, Mayopoulos, Sanderson and Shane and Mses. Dunie and Morea each received 1,141 restricted stock units. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 7 of Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on March 29, 2019. At the end of fiscal 2019, the following non-employee directors held the following number of unvested stock units:

Name	Unvested stock units
Robert A. Bedingfield	1,141
Deborah B. Dunie	1,141
John J. Hamre	1,141
Mark J. Johnson	1,141
David M. Kerko	—
Timothy J. Mayopoulos	1,141
Katharina G. McFarland	—
Donna S. Morea	1,141
Edward J. Sanderson, Jr.	1,141
Steven R. Shane	1,141

(4)
Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Option awards granted to Messrs. Bedingfield, Hamre, Johnson, Mayopoulos, Sanderson and Shane and Mses. Dunie and Morea vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. During fiscal 2019, Messrs. Bedingfield, Hamre, Johnson, Mayopoulos, Sanderson and Shane and Mses. Dunie and Morea were each issued nonstatutory options to purchase 2,398 shares of our common stock. At the end of fiscal 2019, our non-employee directors, held vested and unvested options to purchase the following number of shares of our common stock:

Name	Aggregate shares subject to outstanding options
Robert A. Bedingfield	29,897
Deborah B. Dunie	5,575
John J. Hamre	5,575
Mark J. Johnson	3,937
David M. Kerko	—
Timothy J. Mayopoulos	14,605
Katharina G. McFarland	—
Donna S. Morea	29,897
Edward J. Sanderson, Jr.	27,103
Steven R. Shane	29,897

Related Party Transactions
The Board has adopted written policies and procedures for the review and approval of transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of five percent or more of our outstanding capital stock and members of their immediate families. The Board has delegated to the Ethics and Corporate Responsibility Committee the authority to review and approve the material terms of any proposed related party transaction. If a proposed related party transaction involves a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter is also considered by the Chair of the Board of Directors and the Chair of the Nominating and Corporate Governance Committee.
In determining whether to approve or ratify a related party transaction, the Ethics and Corporate Responsibility Committee considers, among other factors it deems appropriate, the following factors:

•	potential benefits to us;

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•	the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us; and

•
whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

In deciding to approve a transaction, the Ethics and Corporate Responsibility Committee may, in its sole discretion, impose any conditions it deems appropriate on us or the related party. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Human Resources and Compensation Committee. If a related party transaction will be ongoing, the Ethics and Corporate Responsibility Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Ethics and Corporate Responsibility Committee will review and assess ongoing relationships with the related party on at least an annual basis to determine whether they are in compliance with the Committee’s guidelines and that the related party transaction remains appropriate.
We engage in transactions and have relationships with many entities, including educational and professional organizations, in the ordinary course of our business. Some of our directors, executive officers or their immediate family members may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms. There were no transactions during fiscal 2019 in which any related party had a direct or indirect material interest.

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CORPORATE GOVERNANCE

Communication with the Board of Directors
Any interested party may communicate with the Chair of the Board and the Chairs of our Audit, Ethics and Corporate Responsibility, Human Resources and Compensation, and Nominating and Corporate Governance Committees on Board and Committee related issues by sending an e-mail to the following (as applicable):

•	boardchair@saic.com;

•	auditchair@saic.com;

•	compensationchair@saic.com;

•	ethicschair@saic.com; or

•	nomgovchair@saic.com.

You may also write to them or to any other director, the independent directors as a group or the Board generally at the following address:
SAIC
Attention: Corporate Secretary
12010 Sunset Hills Road
Reston, Virginia 20190
Relevant communications will be forwarded to the recipients noted in the communication. Communications sent to the Board or the independent directors as a group will be forwarded to the Chair of the Board.

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PROPOSAL 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

PROPOSAL 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
We urge stockholders to read our Compensation Discussion and Analysis section ("CD&A") contained herein, which describes in detail how we closely align the interests of our named executive officers with the interests of our stockholders. As described in the CD&A, our compensation programs are designed to:

•
pay for performance by tying a majority of an executive officer’s compensation to the attainment of financial and other performance measures that, the Board believes, promotes the creation of long-term stockholder value and positions the company for long-term success;

•	generally provide the same types of benefits for executive officers as other employees, with no pension or death benefits for executive officers;

•	target total direct compensation at the median level among companies with which we compete for executive talent;

•	enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results, or if an executive officer is involved in misconduct;

•	require our executive officers to own a significant amount of shares of our common stock;

•	avoid incentives that encourage unnecessary or excessive risk-taking; and

•	compete effectively for talented executives who will contribute to our long-term success.
The Human Resources and Compensation Committee and the Board believe that these programs and policies are effective in implementing our pay for performance philosophy and achieving its goals. This non-binding, advisory stockholder vote, commonly known as “Say-on-Pay,” gives you, as a stockholder, the opportunity to advise whether or not you approve of our executive compensation programs and policies by voting on the following resolution:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related material as set forth in this Proxy Statement.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in the CD&A and Executive Compensation sections of this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our Board or the Human Resources and Compensation Committee of the Board. However, as an expression of our stockholders’ view, the Human Resources and Compensation Committee considers the vote when making future executive compensation decisions.
At our 2014 annual meeting of stockholders, the stockholders of the company recommended one year as the frequency of advisory voting on the compensation of our named executive officers. We have had annual Say-on-Pay votes since our 2014 annual meeting. The next Say-on-Pay vote will be held at the 2020 annual meeting of stockholders, which we anticipate will be held in June 2020.

Vote Required
The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve Proposal 2. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote. Abstentions have the effect of a vote against the proposal. This advisory vote on executive compensation is non-binding.

Recommendation of the Board
The Board unanimously recommends a vote FOR the non-binding, advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis ("CD&A") provides important information about our executive compensation philosophy and programs for fiscal 2019. In addition, this CD&A describes compensation decisions made by our Human Resources and Compensation Committee of the Board (sometimes referred to in this CD&A as the "Committee"), which is responsible for overseeing the compensation programs for our executive officers, including the officers named in the executive compensation tables in this proxy statement (collectively, the "named executive officers").
Our Named Executive Officers for Fiscal 2019

Name	Title
Anthony J. Moraco(1)	Chief Executive Officer
Charles A. Mathis	Executive Vice President, Chief Financial Officer
Nazzic S. Keene(1)	Chief Operating Officer
Steven G. Mahon	Executive Vice President, General Counsel & Corporate Secretary
Karen A. Wheeler	Executive Vice President, Chief Human Resources Officer

(1)
On March 11, 2019, we announced that Mr. Moraco will retire as Chief Executive Officer effective as of July 31, 2019, and that the Board elected Ms. Keene to succeed him as Chief Executive Officer as of such date.

Executive Summary
Fiscal 2019 Business Highlights
In fiscal 2019, we continued the successful execution of our strategy, Ingenuity 2025, highlighted by our ability to drive sustainable value creation across the enterprise with year over year revenue growth combined with strong margin improvement. Additionally, we completed the recent acquisition of Engility that provides increased momentum in delivering the value proposition to our stakeholders and successfully executing our strategy.

(1)	Non-GAAP financial measure; see the Appendix to Proxy Statement.

(2)	Indefinite delivery, indefinite quantity ("IDIQ") contracts.
We maintained our commitment to our long-term financial targets. Full year revenue of $4.66 billion represents 4.6% of year-over-year growth. The revenue growth was driven by newly awarded programs that include information technology integration

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COMPENSATION DISCUSSION AND ANALYSIS

contracts supporting state and local and federal civilian agency customers, increased orders in our supply chain portfolio and the acquisition of Engility.
Full year adjusted EBITDA increased to 7.6% of revenues, compared to 7.0% in the prior fiscal year. The increase was driven by improved performance across our portfolio and the realization of cost efficiencies resulting from our restructuring activities in fiscal 2018.

Full year adjusted operating cash flow was $262 million, adjusted for the acquisition and integration expenses and the government shutdown. Cash flow generation is central to our shareholder value proposition and allowed us to deliver $53 million in annual dividend payments and repurchase $40 million in shares of our common stock during fiscal 2019.

Total Shareholder Return ("TSR")
as of February 1, 2019
TSR for fiscal 2019 was negative 8%. However, our stock price has substantially outperformed the market and our industry over a three-year period delivering TSR of 67% for the period beginning fiscal 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

Summary of Compensation Philosophy
The company maintains a strong “pay-for-performance” compensation philosophy aimed at attracting and retaining high quality executive talent and rewarding our executive officers through variable compensation while providing a smaller portion of their overall compensation in the form of base salary. We believe that this philosophy serves to both encourage and recognize performance excellence and helps drive stockholder value.
The charts below depict approximate percentages for each element of target total direct compensation and demonstrate how compensation is significantly weighted towards variable compensation (short-term cash incentives, performance shares, restricted stock units ("RSUs") and stock options). The details of all executive officer compensation are provided in the "Executive Compensation" section of this Proxy Statement.

33%
Performance Shares
15%
Base Salary
CEO
19%
Short-Term Cash Incentives
16%
Stock Options
16%
RSUs
Variable with Performance

27%
Performance Shares
26%
Base Salary
Other Named Executive Officers (Average)
21%
Short-Term Cash Incentives
13%
RSUs
Variable with Performance
13%
Stock Options

Total direct compensation for named executive officers is targeted at approximately median levels of compensation of comparable positions in publicly traded companies of our size and in our industry. However, actual earned compensation varies above or below the median level based on the degree to which specific performance goals are achieved, changes in our stock value over time and the individual performance of each named executive officer.
As indicated above, base salary represents a smaller portion of overall compensation than variable compensation. The allocation of a meaningful portion of overall compensation to annual cash incentive awards reflects our philosophy that a substantial portion of total compensation should reflect the actual achievement of predetermined goals. The allocation of a substantial portion of overall compensation for our named executive officers to long-term incentives also supports long-term value creation and aligns the interests of our executive officers with those of our stockholders. Performance share awards to our executive officers in fiscal 2019 are directly related to the achievement of EBITDA and annual operating cash flow over a three-year period commencing in fiscal 2019. A combination of performance share awards, stock options and time-based RSUs provide an appropriate balance of medium-term and long-term incentives.
By aligning significant portions of named executive officers’ compensation with profitable growth and operating cash flow, a substantial portion of total compensation for our named executive officers is directly linked to long-term sustainable stockholder returns.
Based on performance delivered by the company in fiscal 2019, the calculated payout of the short-term financial portion of annual incentives was 109.5% of target, as discussed in greater detail on page 35. For fiscal 2019, the Committee determined to apply a leadership score ranging between 1.15 and 1.20 to the calculated cash incentive awards of the Chief Executive Officer and each other named executive officer, based upon an assessment of each executive's performance in leading the business and leading employees. Performance share awards granted for the fiscal 2017-2019 performance period were earned at 64.7% of target ending fiscal 2019.

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COMPENSATION DISCUSSION AND ANALYSIS

Governance of Our Compensation Programs
Our compensation programs incorporate best practices regarding corporate governance, risk mitigation and alignment of executive officers’ interests with stockholders’ interests. The following are key features of our compensation practices:

At SAIC, we ...
✓    Believe in pay for performance—simply put we reward those who perform.
✓    Conduct an annual review by the Committee to establish a group of comparable companies to be used in compensation decisions.
✓    Review and consider feedback provided by our stockholders related to executive compensation matters.
✓    Mitigate against imprudent risk-taking through balancing features in the design of our compensation programs.
✓    Subject cash and equity-based incentive compensation to a “clawback” policy if there is a material restatement of our financial results for any reason or if the employee was involved in misconduct.
✓    Require significant stock ownership under our stock ownership guidelines.
✓    Use an independent compensation consultant who reports directly to the Committee.
✓    Provide “double-trigger” provisions for certain change in control benefits.

At SAIC, we do not ...
×     Permit cash buyout or re-pricing of underwater stock options.
×     Guarantee any bonus payouts to executive officers.
×     Provide employment agreements for executive officers.
×     Provide golden parachute excise tax gross-ups on change in control benefits.
×     Permit hedging or pledging of company stock or purchasing company stock on margin by our executive officers.
×     Offer pension benefits to our executive officers or other employees.
×     Provide excessive perquisites for executive officers.

Results of 2018 Stockholder Advisory Vote
Based on our stockholder advisory vote at our 2018 annual meeting of stockholders, commonly referred to as a "Say-on-Pay" vote, our stockholders approved the compensation of our named executive officers, with approximately 97% of stockholder votes cast in favor of our 2018 Say-on-Pay resolution. The Committee, which is composed exclusively of independent directors, views this level of support for our executive compensation programs as indicative of broad stockholder agreement with the pay for performance philosophy on which our executive compensation programs are premised. Accordingly, the Committee determined not to make any significant changes to our programs as a result of the "Say-on-Pay" vote at our 2018 annual stockholders meeting.
We welcome feedback from stockholders regarding our executive compensation programs, which are described in more detail below. Stockholders desiring to communicate with the Board or the Human Resources and Compensation Committee may do so as described under "Communication with the Board of Directors" in this Proxy Statement. The Committee will continue to take into account stockholder votes on Say-on-Pay resolutions when evaluating our compensation philosophy and making changes to our compensation programs and practices. See “Proposal 2—Advisory (Non-Binding) Vote on Executive Compensation” in this Proxy Statement for additional information on our 2019 Say-on-Pay resolution.

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COMPENSATION DISCUSSION AND ANALYSIS

Elements and Objectives of Our Compensation Programs
Under the direction of the Committee, we provide the following principal elements of compensation to our named executive officers:
Base Salary
We provide a fixed base salary to our named executive officers based on their level of responsibility, expertise, skills, knowledge and experience and on competitive peer company and other applicable market data. We generally target our named executive officers’ base salaries at the median of the competitive market. Consistent with our philosophy of tying pay to performance, base salary represents a smaller portion of overall compensation than variable compensation.
Variable Incentive Compensation
We use a combination of cash and equity incentive awards to foster and reward performance in key areas over short-term and long-term timeframes. Our annual cash incentive awards are based upon performance against predetermined goals for the fiscal year to encourage and reward contributions to our annual financial, operating and strategic objectives. We provide equity incentive awards to our named executive officers to motivate them to stay with us and build long-term stockholder value through their future performance. Stock options, in particular, aid in employee retention and motivate our named executive officers to build stockholder value because they may realize value only if our stock appreciates over the seven-year option term. The Committee generally does not consider an executive officer’s current stock or option holdings in making additional equity awards.
The following chart summarizes the relevant performance measures and time frames used for the variable pay elements in our program for fiscal 2019:

Other Benefits
We also provide our named executive officers with benefits generally available to other employees, as part of a market competitive total compensation opportunity, such as participation in our health and welfare benefits, deferred compensation and retirement programs. Our named executive officers are also entitled to certain executive severance benefits if their employment is ended due to an organizational restructure, shift in business priorities, change in leadership skill requirements or certain other terminations of employment. Our executive health benefit plan for certain executive officers, including named executive officers, provides a comprehensive medical assessment and personalized preventive strategies to maintain and improve personal health.

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COMPENSATION DISCUSSION AND ANALYSIS

Committee Process for Determining Direct Compensation
At the beginning of each fiscal year, the Committee reviews and approves the following elements of direct compensation to be provided to our named executive officers:

•	base salary for the upcoming year;

•	payout range for the cash incentive awards that may be earned for the upcoming year and the performance goals and criteria upon which the amount of the awards will be determined;

•	mix and amount of equity incentive awards to be granted to our executive officers; and

•
payout range for performance share awards that may be earned for the performance period beginning in that fiscal year and the length of the performance period, goals and criteria upon which the amount of the awards for the relevant performance period will be determined.

In determining the amounts of direct compensation to be awarded to our named executive officers, the Committee considers the company’s overall performance and competitive market data for our compensation peer group.
Company performance is the primary factor in determining variable compensation. The amount of any cash or performance-based equity incentive awards to be paid upon completion of the applicable performance period is determined based upon our achievement of short- and long-term financial goals set at the beginning of the fiscal year. The final cash incentive award payout also reflects a leadership component. The Committee retains the ability to use negative discretion to reduce payouts when appropriate.
Individual performance is a factor in setting base salaries. In determining base salaries for our named executive officers, the Committee reviews a performance assessment for each of our executive officers, as well as compensation recommendations provided by the Chief Executive Officer and the Chief Human Resources Officer. The Committee also considers market data, analysis, and recommendations regarding executive officer compensation provided by Frederic W. Cook & Co. Inc. ("FW Cook"), its independent compensation consultant. The named executive officers do not propose their own compensation.
The Committee assesses our Chief Executive Officer's performance. In determining compensation for our Chief Executive Officer, the Committee meets in executive session and evaluates his performance based on his achievement of performance objectives that are established at the beginning of the fiscal year. Formal input is received from the independent directors and the executive leadership team. The Committee also considers the Chief Executive Officer’s leadership contributions towards the company’s performance, including financial results, development and achievement of strategic objectives, progress in building capability among the executive leadership team, development of a succession plan for executive leadership and corporate governance leadership, as well as market data and analysis and recommendations provided by the Committee’s independent compensation consultant. The Committee determines the Chief Executive Officer’s compensation and then reviews his evaluation and compensation with the Board’s independent directors. The Chief Executive Officer does not propose his own compensation and is not present for discussions of his performance and compensation. The Independent Chair of the Board and the Chair of the Committee then present the Committee’s evaluation and compensation determination to the Chief Executive Officer.
The Committee reviews our compensation peer group annually. The Committee compares the amount of direct compensation we provide to our named executive officers to that provided by companies that we believe have similar revenues and industry focus to ours, as well as companies with whom we compete for executive talent with similar roles and responsibilities. To complete this effort, the Committee establishes a peer comparator group for each fiscal year and benchmarks each element of direct compensation (including salary, cash and equity incentives) to be provided to our named executive officers against that provided by other publicly traded engineering, information technology, consulting and defense companies, which we refer to as our “compensation peer group.” The compensation peer group used for determining fiscal 2019 target compensation consisted of the following 16 companies, which remained unchanged from our fiscal 2018 compensation peer group:

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COMPENSATION DISCUSSION AND ANALYSIS

Booz Allen Hamilton	Leidos, Inc.
CACI International Inc	ManTech International Corporation
CGI Group, Inc.	MAXIMUS, Inc.
CSRA	Orbital ATK
Engility Holdings, Inc.(1)	Rockwell Collins, Inc.
Harris Corporation	Teradata Corporation
Jacobs Engineering Group, Inc.	Tetra Tech, Inc.
L-3 Communications Holdings, Inc.	Unisys Corporation

(1)	We completed the acquisition of Engility on January 14, 2019.
The compensation peer group is structured so that no company within the group has annual revenues greater than three times or less than approximately one-third of our estimated revenues for the fiscal year in which the peer group is reviewed. For comparison purposes, for fiscal 2019, our estimated annual revenues were at approximately the 40th percentile of the revenues of the compensation peer group. In addition to the compensation peer group, data from three broad-based third-party surveys (conducted by Aon Hewitt, Willis Towers Watson and Radford Technology) is compiled and provided for the Committee’s consideration regarding compensation that other comparably-sized companies provide to their chief executive officer, chief financial officer and other members of senior management. The identity of the individual companies comprising the survey data is not disclosed to the Committee in its evaluation process. The Committee considers this survey data and analysis along with the compensation peer group data when evaluating appropriate levels of direct compensation. To be competitive in the market for our executive-level talent, we generally target overall compensation for our named executive officers at approximately the market median, although the actual cash incentive awards paid and performance shares earned vary, consistent with our pay-for-performance philosophy, based on operating performance and may therefore generate realized compensation that is higher or lower than the market median.

Components of Fiscal 2019 Compensation Programs
Base Salary
In reviewing and approving the fiscal 2019 base salaries for our named executive officers, the Committee considered its independent consultant’s analysis of pay levels among the compensation peer group and survey data, which indicated that base salaries for our named executive officers were generally competitive relative to the peer group median and to survey data median for all executive officers. Actual individual base salary amounts also reflect the Committee’s judgment with respect to each named executive officer’s responsibility, performance, experience and other factors, the individual’s historical compensation and any retention concerns. The Committee reviews named executive officers’ base salaries annually or at the time of a promotion or a substantial change in responsibilities based on the above-described criteria.
In fiscal 2019, base salaries for the named executive officers were increased to align with the peer group median levels and to maintain competitiveness of our compensation program. The fiscal 2019 base salaries and the percentage increases from fiscal 2018 base salaries for our named executive officers are set forth below:

Name	FY19 Base Salary	Percentage Increase from FY18 Base Salary
Anthony J. Moraco	$1,030,000	3.0%
Charles A. Mathis	$525,000	0.0%
Nazzic S. Keene	$750,000	15.4%
Steven G. Mahon	$500,000	11.1%
Karen A. Wheeler	$385,000	16.7%

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COMPENSATION DISCUSSION AND ANALYSIS

Annual Cash Incentive Awards
Each named executive officer’s total fiscal 2019 short-term incentive ("STI") award depended upon the achievement of specific financial performance goals approved by our Committee and described below.
Performance goals for cash incentive awards. At the beginning of each fiscal year, the Committee sets and approves threshold, target and maximum performance goals for the upcoming year based on objective financial goals. Further, the Committee also reviews and approves the corresponding target cash incentive awards based upon the achievement of those goals. No amount is payable for below-threshold performance. When threshold performance is met, payouts are determined on a straight-line basis between threshold and target performance and between target and maximum performance.
Under our short-term incentive plan for fiscal 2019:

•	The award was determined by our company performance as well as a leadership component.

•
The financial performance measures used - EBITDA, revenue, and cash flow generation - directly align to our overall strategy and support increases in stockholder value. EBITDA is a non-GAAP financial measure and should be read in conjunction with net income, a GAAP financial measure; see the Management's Discussion and Analysis of Financial Conditions and Results of Operations section in Part II, Item 7 of our Annual Report on Form 10-K for the year ended February 1, 2019 for further information.

•
The leadership component considered both business leadership competencies as well as people leadership competencies and could be used to modify and apply discretion to the final award amount based on the named executive officer’s performance during the year.

Performance measures for fiscal 2019. The financial performance measures for fiscal 2019 were closely aligned with the company’s shareholder value creation approach, which targets the following on average and over time: low single-digit revenue growth, margin improvement of 10 to 20 basis points and annual operating cash flow of approximately $275 million.
In fiscal 2019, we replaced our adjusted operating income metric for measuring financial performance with adjusted EBITDA, a non-GAAP financial measure. By introducing the adjusted EBITDA metric and assigning it a 50% relative weighting, we emphasize the focus on our profitability, which is critical to our long-term growth. The revenue and operating cash flow metrics maintained weightings of 35% and 15%, respectively, to focus the management team on revenue and cash flow generation. The financial performance measures, their relative weightings, the targeted and maximum achievement levels and actual performance for our short-term incentive program for fiscal 2019, as approved by the Committee, were as follows:
Fiscal 2019 Short-Term Incentive Awards

Financial Measures(1)	Weight	Threshold	Target(2)	Maximum	2019 Actual(1)	% of Target Achieved	Payout %	2018 Actual(1)
Adjusted EBITDA	50%	$245M	$327M	$409M	$347M	106.1%	118.3%	(3)
Adjusted Revenue	35%	$4.109B	$4.565B	$5.022B	$4.585B	100.4%	104.4%	$4.448B
Adjusted Operating Cash Flow	15%	$205M	$273M	$341M	$262M	96.0%	91.9%	$219M
Weighted Average for Financial Goals							109.5%

(1)	See the Appendix to this Proxy Statement for a reconciliation as to how each adjusted non-GAAP performance measure is calculated as compared to the corresponding GAAP measure.

(2)	The target amounts were based on SAIC standalone financial information and excluded any amounts relating to the acquisition of Engility.

(3)	Information not included as this financial measure was not applicable for determining STI award amounts for fiscal 2018.
Determination of cash incentive award amounts. For fiscal 2019, the Committee set the target amount of the cash incentive award at 125% of base salary for the Chief Executive Officer and between 65% and 100% of base salary for the other named executive officers based on applicable market data. In determining the payout level amount, the Committee applied the weighted average payout for financial goals (109.5% in fiscal 2019 as calculated in the table above) to the target cash incentive amount and further applied a leadership factor determined by the Committee for the Chief Executive Officer, and with input from the Chief Executive Officer for the other named executive officers. The leadership scores for the executive officers ranged between 1.15 and 1.20 based upon an assessment of each executive's performance in leading the business and leading employees. For our named executive officers, the target cash incentive award amounts as a percentage of base salary and award amounts earned in fiscal 2019 were as follows:

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COMPENSATION DISCUSSION AND ANALYSIS

Name	Base Salary	STI Target as % of Base Salary	Financial Score	Cash Incentive Amount Paid
Anthony J. Moraco	$1,030,000	125%	109.5%	$1,691,775
Charles A. Mathis	$525,000	85%	109.5%	$561,940
Nazzic S. Keene	$750,000	100%	109.5%	$985,500
Steven G. Mahon	$500,000	70%	109.5%	$459,900
Karen A. Wheeler	$385,000	65%	109.5%	$315,127
Long-Term Incentive Awards
We generally target our named executive officers’ long-term incentive awards at the median of the competitive market. In fiscal 2019, we provided the following forms of long-term incentive compensation to our named executive officers:

Performance Shares—Incentivize our named executive officers to achieve specific measurable financial goals over a three-year performance cycle. Earned shares vest and are issued at the end of the performance cycle and range from 0% for below threshold performance to 150% of target number of shares for maximum performance. Performance share awards are granted in overlapping annual cycles and serve as a tool to align pay and company performance and to retain our named executive officers. Dividend equivalents are accumulated in cash and are paid at the end of the three-year performance cycle to the extent that the underlying share awards are earned.

Restricted Stock Units—Align pay and company performance as reflected in our stock price, encourage retention of our named executive officers’ services and promote continued investment by our executives in company stock. RSUs vest over a four-year period in 25% installments at each anniversary of the grant date. Dividend equivalents on unvested RSUs accumulate in cash and are paid when and if the underlying RSUs vest.

Stock Options—Strongly align named executive officer and stockholder interests by having value only if the stock price increases over the term of the option. Stock options vest in 33% installments at the end of each of the first three years following grant and expire at the end of the seventh year.

Fiscal 2019-2021 Performance Share Plan Awards
For fiscal 2019, 50% of the long-term incentives awarded to our named executive officers were provided in the form of performance shares (valued at target payout). As part of its fiscal 2019 incentive program review, the Committee updated the long-term Performance Share Plan design by replacing a three-year cumulative operating income measure with a three-year average EBITDA growth goal. In making this decision, the Committee considered a number of factors, including increased volatility of the government contracting sector that makes it difficult to set a three-year dollar-denominated target, continued focus of our stockholders on the company's profitability, and our Ingenuity 2025 strategy that aims to achieve sustained profitable long-term growth. The adjusted operating cash flow metric was retained as the key performance measure because the Committee believed that strong cash flow is critical for our ability to invest in competitive and differentiated solutions that enable us to create long-term shareholder value. This change became effective with the April 2018 grant of performance share awards. The performance measures and corresponding weightings for these awards are as follows:

Performance Measures	Weight	Description
Cumulative Adjusted EBITDA	60%	A three-year average EBITDA growth goal measured against performance targets set at the beginning of the performance period
Adjusted Annual Operating Cash Flow	40%	An annual goal for each year is set at the beginning of the performance period
At the beginning of each three-year performance period, the Committee establishes the performance measures to be used for that performance period, their weightings and the levels of performance on those measures for the entire three-year performance period that will generate threshold, target, and maximum payouts. The number of performance shares delivered at the end of the three-year performance cycle may range from 0% for below threshold performance to 50% for threshold performance and up to 150% for maximum performance. When the performance threshold is met, payouts are determined on a linear interpolation basis

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for performance levels between threshold and target and between target and maximum. The final Performance Share Plan payout is delivered at the end of the three-year performance cycle.
These financial targets are closely aligned with the company’s long-term financial strategy and internal budgets, and not publicly disclosed at the time of the award issuance due to the proprietary and competitive nature of this information. Achievement and payouts for each of the above goals will be determined and disclosed by the Committee at the conclusion of fiscal 2021.
Certification of fiscal 2017-2019 performance share plan awards. The Compensation Committee reviewed and approved performance against pre-established targets for the fiscal 2017-2019 plan, as modified to exclude the impact of the extended federal government shutdown which, due to the nature of our business and customer base, negatively impacted our 2019 operating income and fiscal 2019 operating cash flow. Based on our adjusted performance, the payout under fiscal 2017-2019 operating income metric increased by 0.4% and the payout under our fiscal 2019 operating cash flow increased by 9%. The combined additional value delivered to all Performance Share Plan participants was approximately $430,000.
Fiscal 2017-2019 Performance Share Plan Payout

Performance Measures	Performance Period	Weight	Threshold 50%	Target 100%	Maximum 150%	Actual (1)	% of Target Achieved	Payout
Adjusted Cumulative Operating Income	FY17-19	60%	$800M	$929M	$1.027B	$832M	89.6%	62.4%

Adjusted Operating Cash Flow	FY17		$218M	$233M	$247M	$273M	117.2%	150.0%
	FY18	40%	$233M	$260M	$280M	$192M	73.8%	0.0%
	FY19		$220M	$262M	$290M	$224M	85.5%	54.8%
Weighted Average for Financial Goals								64.7%

(1)	See the Appendix to this Proxy Statement for a reconciliation as to how each adjusted non-GAAP performance measure is calculated as compared to the corresponding GAAP measure.

Other Benefits Provided in Fiscal 2019
In addition to the elements of direct compensation described above, we also provide our named executive officers with the following benefits:
Health and welfare benefits. Our named executive officers are entitled to participate in all health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. We believe that these health and welfare benefits are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent. Additionally, our named executive officers are eligible to participate in a physical health program. The program provides the named executive officers with a comprehensive medical assessment and personalized preventive strategies to maintain and improve personal health.
Retirement benefits. Our named executive officers are entitled to participate in the same defined contribution retirement plan that is generally available to all of our eligible employees. Currently, we provide matching contributions to eligible participants’ retirement plan accounts based on a percentage of their eligible compensation under applicable rules. The average amount of contributions we made to the retirement plan accounts of our named executive officers in fiscal 2019 was approximately $11,208 per person. The Committee believes that these contributions to this retirement program permit our named executive officers to save for their retirement in a tax-effective manner, are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.
Deferred compensation plans. To provide other tax-deferred means to save for retirement, we maintain a deferred compensation plan that allows our named executive officers and other eligible participants to elect to defer all or a portion of any cash incentive awards granted to them under our incentive plans and a portion of their eligible salary. We make no contributions to named executive officers’ accounts under these plans. Vested deferred balances under the plans will generally be paid upon retirement or termination. This plan is described in more detail under “Executive Compensation - Nonqualified Deferred Compensation” below in this Proxy Statement.
Perquisites and personal benefits. We do not provide excessive perquisites or personal benefits to our named executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

Certain Adjustments to Executive Compensation for Fiscal 2020
In connection with Mr. Moraco’s retirement from SAIC and Ms. Keene’s appointment as Chief Executive Officer of SAIC and a member of the Board, each effective as of July 31, 2019 (the “Effective Date”), the Board approved certain adjustments to each of Mr. Moraco’s and Ms. Keene’s executive compensation for fiscal 2020.
Prior to his retirement, Mr. Moraco will provide certain transition services to SAIC through the Effective Date. In exchange for such services, among other things, (i) Mr. Moraco’s base salary will increase to $1,060,000, (ii) Mr. Moraco will receive a short-term cash bonus of $700,000 to be paid within thirty (30) days following the Effective Date, (iii) SAIC will pay certain of Mr. Moraco’s premium costs relating to the continuation of his group health insurance coverage through the eighteen (18) month period following the Effective Date, and (iv) Mr. Moraco will achieve special retirement status for the continued vesting of certain outstanding equity awards after the Effective Date.

In connection with her appointment, Ms. Keene’s annual compensation as an executive officer of the Company for fiscal 2020 was adjusted as follows: (i) an annual base salary of $1,000,000 effective as of April 1, 2019, (ii) a short-term incentive cash bonus target equal to 125% of her base salary, and (iii) $3,800,000 of long-term incentive awards in the form of performance shares, stock options and restricted stock units under SAIC's executive compensation plan. As an executive officer of SAIC, Ms. Keene will also continue to be entitled to participate in our Deferred Compensation Plan. As an employee director, Ms. Keene will not serve on any committees of the Board and will not receive any additional compensation for her service as a member of the Board.

Other Policies and Considerations
Assessment of Risks in our Compensation Programs
In the design and oversight of our compensation programs for named executive officers and all employees, the Committee, with assistance from the Committee’s independent consultant and management, assesses risks related to our pay practices and incentive programs. The risk assessment is focused on identifying risks associated with our compensation programs and the mix of each type of compensation element we provide to our named executive officers and all employees, as well as the measures that the company may employ to mitigate those risks. The Committee believes that the following features of our compensation programs effectively mitigate excessive risk-taking that could harm our value or reward poor judgment by our named executive officers or other employees:

•	short-term incentive measures are balanced among different financial measures, with goals that are intended to be achievable upon realistic levels of performance;

•	significant weighting towards long-term incentive compensation promotes long-term decision making and discourages short-term risk-taking;

•	goals are based on company performance measures, which mitigates excessive risk-taking within any particular business operation;

•	maximum payouts are capped at levels that do not reward excessive risk-taking;

•	our compensation recoupment policy allows us to recover compensation based on financial results that are subsequently restated or if fraud or intentional misconduct is involved; and

•	our stock ownership guidelines encourage a long-term perspective.
Equity Award Grant Practices
The Committee is responsible for the administration of our equity incentive plans. Generally, in advance of each fiscal year, the Committee will select predetermined dates on which equity awards will be granted to our employees, including our named executive officers, during the following fiscal year. These grant dates are selected to occur after the dates we anticipate releasing our annual or quarterly financial results. We generally grant equity incentive awards to our directors, executive officers and all other eligible employees on an annual basis shortly after we announce our financial results for the recently completed fiscal year. In addition to these annual grants, the Committee predetermines four quarterly dates on which any additional equity incentive awards may be made to eligible named executive officers or other employees in connection with an offer of employment, for retention purposes or to recognize performance. The Committee approves all equity awards made to our named executive officers.
The exercise price of any option grant is determined by reference to the fair market value of the shares on the grant date, which our Amended and Restated 2013 Equity Incentive Plan defines as the closing sales price of our common stock shares on the NYSE on the trading day immediately preceding the grant date.

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Stock Ownership Guidelines and Stock Holding Requirements
We encourage our employees to own our stock so that they are motivated to maximize our long-term performance and stock value. We have adopted stock ownership guidelines for our executive officers that require them to accumulate and maintain stockholdings calculated as a multiple of their base salary, depending on their role. The Chief Executive Officer is required to accumulate and hold shares with a value of five times his base salary and other named executive officers are required to accumulate and hold shares with a value of three times their respective base salaries.
In addition to stock ownership guidelines, we also maintain a stock holding requirements policy, which mandates that officers must hold 100% of the net shares acquired under our equity incentive programs until the applicable multiple of base salary is achieved. Mr. Moraco, Ms. Keene and Ms. Wheeler satisfied their ownership goals. Mr. Mathis and Mr. Mahon, who were hired more recently, are making adequate progress toward achievement of their respective ownership goals.
Prohibition on Hedging or Pledging Company Stock or Purchasing “On Margin”
We have established policies that prohibit all executive officers and directors from engaging in any short selling and hedging transactions in our securities that may carry a greater risk of liability for insider trading violations and also create an appearance of impropriety. For example, with respect to our securities, our executive officers and directors are not permitted to engage in any short sales or any trading in puts, calls or other derivatives on an exchange or other organized market. In addition, we prohibit our executive officers and directors from pledging company stock as collateral for a loan or purchasing company stock “on margin.” Further, our executive officers and directors are required to obtain pre-clearance from our General Counsel for all transactions in our securities.
“Clawback” or Compensation Recoupment Policy
Under our “clawback” or compensation recoupment policy, the Committee may require executive officers and other employees who receive incentive compensation to return cash and equity incentives if there is a material restatement of the financial results upon which the incentive compensation was originally based. If the Committee determines that recovery is appropriate, we will seek repayment of the difference between the incentive compensation paid and the incentive compensation that would have been paid, if any, based on the restated financial results.
The policy also provides for recovery of cash and equity incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of our financial results. In that situation, the Committee would exercise its business judgment to determine what action it believes is appropriate under the circumstances.
We may seek to recover the applicable amount of compensation from incentive compensation paid or awarded after the adoption of the policy, from future payments of incentive compensation, cancellation of outstanding equity awards and reduction in or cancellation of future equity awards. In cases of fraud or misconduct, we may also seek recovery from incentive compensation paid or awarded prior to the adoption of the policy.
Post-Employment Benefits
We do not maintain a defined benefit or other supplemental retirement plan that would entitle our executive officers to receive company-funded payments if they leave the company.
Upon certain terminations of employment, including death, disability, retirement or a change in control, our employees, including our named executive officers, may be eligible for continued vesting of equity awards on the normal schedule or accelerated vesting in full or on a pro rata basis, depending on the nature of the event and the type of the award. The purpose of these provisions is to protect previously earned or granted awards by making them available following the specified event. Because these termination provisions are contained in our standard award agreements for all recipients and relate to previously granted or earned awards, we do not consider these potential termination benefits as a separate item in compensation decisions for our named executive officers. Our long-term incentive plans do not provide for additional benefits or tax gross-ups. For more information about potential post-employment benefits, see “Executive Compensation—Potential Payments upon Termination or a Change in Control” in this Proxy Statement.
Executive Severance and Change in Control Policy
We maintain an executive severance and change in control policy which specifies the compensation and benefits payable in connection with certain termination events for our executive officers in both change in control and non-change in control events as further described in this Proxy Statement under “Executive Compensation—Potential Payments upon Termination or a Change in Control.” We believe that this policy provides an important benefit to us by helping alleviate any concern the executive officers might have during a potential change in control of our company and permitting them to focus their attention on our business. In addition, we believe that this policy is an important recruiting and retention tool, as many of the companies with which we compete for talent have similar arrangements in place for their senior management.

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COMPENSATION DISCUSSION AND ANALYSIS

There are no excise tax gross-up provisions authorized by the policy. This policy renews for successive one-year terms each year, unless the company provides notice to the eligible executive officers of either amendments to the policy or termination of the policy or has provided notice to an individual eligible executive officer that he or she is no longer eligible for the policy no later than October 1 of the term year. This annual term permits the Committee to regularly review the amount of benefits that would be provided to our executive officers in connection with certain termination events and to consider whether to continue providing those benefits.
Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to certain covered officers. Previously, qualified performance-based compensation was not subject to this deduction limit, if certain requirements were met.
The exemption from the Section 162(m) deduction limit for performance-based compensation was repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to any “covered employee” in excess of $1 million is not deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. A “covered employee” under Section 162(m) is any employee who has served as our CEO, CFO or other named executive officers for tax years after December 31, 2016. The rules and regulations promulgated under Section 162(m) are complicated and the transition relief under the legislation repealing Section 162(m)’s performance-based exemption from the deduction limit is complex. As such, there can be no guarantee that compensation intended to satisfy the requirements for tax deductibility in fact will. The Committee will continue to monitor the effect of tax reform on our executive compensation program.

Human Resources and Compensation Committee Report
The Human Resources and Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Steven R. Shane (Chair)
Deborah B. Dunie
David M. Kerko
Timothy J. Mayopoulos
Donna S. Morea
Edward J. Sanderson, Jr.

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Summary Compensation Table
The following table sets forth information regarding compensation earned by our named executive officers. The compensation set forth below was earned for service to SAIC during fiscal 2019, and, if applicable, during fiscal 2018 and fiscal 2017. All compensation is disclosed, whether or not such amounts were paid in such year:

Name and principal position	Fiscal Year (1)	Salary ($)	Bonus ($) (2)	Stock awards ($) (3)	Option awards ($) (3)	Non-equity incentive plan compensation ($) (4)	All other compensation ($) (5)	Total ($)
Anthony J. Moraco Chief Executive Officer	2019	1,025,385	1,000,000	3,375,120	1,125,004	1,691,775	17,088	8,234,372
	2018	1,000,000	—	3,187,552	1,062,509	1,162,500	15,230	6,427,791
	2017	1,038,462	—	3,187,545	1,062,502	1,264,205	16,568	6,569,282
Charles A. Mathis Executive Vice President and Chief Financial Officer	2019	525,000	—	825,118	275,004	561,940	15,079	2,202,141
	2018	521,154	—	825,050	275,004	394,347	127,961	2,143,516
	2017	105,769	120,000	400,072	—	94,098	100,597	820,536
Nazzic S. Keene Chief Operating Officer	2019	734,616	—	1,500,006	500,008	985,500	16,237	3,736,367
	2018	632,308	—	1,075,138	325,002	571,375	12,104	2,615,926
	2017	614,039	—	892,539	297,506	511,497	16,677	2,332,258
Steven G. Mahon Executive Vice President and General Counsel	2019	492,298	—	600,071	200,015	459,900	11,185	1,763,469
	2018	446,154	—	450,073	150,010	322,314	10,892	1,379,443
	2017	436,539	—	398,450	132,823	279,389	52,998	1,300,199
Karen A. Wheeler Executive Vice President and Chief Human Resources Officer	2019	376,539	—	393,876	131,269	315,127	12,854	1,229,665
	2018	330,000	—	318,835	106,257	193,389	15,484	963,965

(1)	Compensation is provided only for fiscal years for which each individual qualified as a named executive officer.

(2)	This column reflects bonus payments made to Mr. Moraco in recognition of the successful execution of the corporate growth strategy in fiscal 2019 and to Mr. Mathis as inducement to join SAIC.

(3)
These columns reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The awards shown in the “Stock awards” column in the above table include restricted stock units and performance share awards. Values for those performance share awards are computed based on the target number of shares. Assuming the maximum level of the performance conditions is achieved, the value of the fiscal 2019 performance share awards included in the “Stock Awards” column would be as follows: Mr. Moraco, $3,375,077; Mr. Mathis, $825,118; Ms. Keene, $1,500,006; Mr. Mahon, $600,028; and Ms. Wheeler, $393,876. Ms. Keene received a one-time restricted stock unit award of $100,040 in June 2017 as an inducement to assume the Chief Operating Officer role with expanded responsibilities. Mr. Mathis joined SAIC on November 16, 2016 and did not receive a performance share award in fiscal 2017. Mr. Mathis received a restricted stock unit award of $400,072 in December 2016 as an inducement to join SAIC.

For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, please refer to Note 7 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2019 filed with the SEC on March 29, 2019.

(4)
Amounts shown in this column represent the actual amounts paid to the named executive officers under our cash incentive award program for performance in fiscal 2019. The threshold, target and maximum payouts are shown in the “Grants of Plan-Based Awards” table under the column headed “Estimated future payouts under non-equity incentive plan awards.” Mr. Mathis joined SAIC on November 16, 2016 and his annual cash incentive payout for fiscal 2017 was prorated to reflect the actual term of service during that year.

(5)
Amounts shown in this column for fiscal 2019 include matching contributions made by the company in the SAIC Retirement Plan on behalf of our named executive officers as follows: Mr. Moraco, $11,138; Mr. Mathis, $11,000; Ms. Keene, $11,462; Mr. Mahon, $11,185; and Ms. Wheeler, $11,254. Amounts shown in this column also include payments or reimbursements of fees during fiscal 2019 related to the executive health benefit on behalf of our named executive officers as follows: Mr. Moraco, $5,500; Mr. Mathis, $3,900; Ms. Keene, $4,325; and Ms. Wheeler, $1,600. The amounts shown also include association membership dues as follows: Mr. Moraco, $450; Mr. Mathis, $179; and Ms. Keene, $450.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards
The following table sets forth information regarding the cash and equity incentive awards made to our named executive officers in fiscal 2019 pursuant to our Amended and Restated 2013 Equity Incentive Plan.

				Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards; number of shares of stock or units (#)(3)	All other option awards; number of securities underlying options (#)(4)	Exercise or base price of option awards ($/share) (5)	Closing market price on the date of grant ($)	Grant date fair value of stock and option awards ($)(6)
Name	Award type	Grant date	Approval date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Moraco	Cash	—	—	643,750	1,287,500	2,575,000	—	—	—	—	—	—	—	—
	Options	04/06/2018	03/27/2018	—	—	—	—	—	—	—	58,389	85.31	81.98	1,125,004
	PSA	04/06/2018	03/27/2018	—	—	—	13,188	26,375	39,563	—	—	—	—	2,250,051
	RSU	04/06/2018	03/27/2018	—	—	—	—	—	—	13,188	—	—	—	1,125,068
Mr. Mathis	Cash	—	—	223,125	446,250	892,500	—	—	—	—	—	—	—	—
	Options	04/06/2018	03/27/2018	—	—	—	—	—	—	—	14,273	85.31	81.98	275,004
	PSA	04/06/2018	03/27/2018	—	—	—	3,224	6,448	9,672	—	—	—	—	550,079
	RSU	04/06/2018	03/27/2018	—	—	—	—	—	—	3,224	—	—	—	275,039
Ms. Keene	Cash	—	—	375,000	750,000	1,500,000	—	—	—	—	—	—	—	—
	Options	04/06/2018	03/27/2018	—	—	—	—	—	—	—	25,951	85.31	81.98	500,008
	PSA	04/06/2018	03/27/2018	—	—	—	5,861	11,722	17,583	—	—	—	—	1,000,004
	RSU	04/06/2018	03/27/2018	—	—	—	—	—	—	5,861	—	—	—	500,002
Mr. Mahon	Cash	—	—	175,000	350,000	700,000	—	—	—	—	—	—	—	—
	Options	04/06/2018	03/27/2018	—	—	—	—	—	—	—	10,381	85.31	81.98	200,015
	PSA	04/06/2018	03/27/2018	—	—	—	2,345	4,689	7,034	—	—	—	—	400,019
	RSU	04/06/2018	03/27/2018	—	—	—	—	—	—	2,345	—	—	—	200,052
Ms. Wheeler	Cash	—	—	125,125	250,250	500,500	—	—	—	—	—	—	—	—
	Options	04/06/2018	03/27/2018	—	—	—	—	—	—	—	6,813	85.31	81.98	131,269
	PSA	04/06/2018	03/27/2018	—	—	—	1,539	3,078	4,617	—	—	—	—	262,584
	RSU	04/06/2018	03/27/2018	—	—	—	—	—	—	1,539	—	—	—	131,292

(1)
Amounts in these columns represent the threshold, target and maximum payout amounts of cash incentive awards with actual payouts based upon the achievement of pre-established levels of performance during fiscal 2019, as discussed in our CD&A in this Proxy Statement. The actual amounts that were paid to our named executive officers with respect to fiscal 2019 are set forth in the table entitled “Summary Compensation Table” under the column headed “Non-equity incentive plan compensation.”

(2)
Amounts in these columns represent performance share awards ("PSA") which are subject to performance goals related to the three-year cumulative adjusted EBITDA and adjusted annual operating cash flow. Shares are issuable at the end of the three-year performance cycle provided that the predetermined goals have been satisfied, subject to the Human Resources and Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the performance cycle. The grant date fair values of the performance share awards based on the target number of shares are provided in the “Summary Compensation Table” under the column headed “Stock awards.”

(3)	Amounts in this column represent restricted stock units which vest as to 25% on the first, second, third and fourth year anniversaries of the date of grant.

(4)
Amounts in this column represent the number of shares of common stock underlying options issued in fiscal 2019. All options vest as to one-third of the underlying shares on the first, second and third year anniversaries of the date of grant.

(5)
The exercise price of stock options granted under our Amended and Restated 2013 Equity Incentive Plan is the “fair market value” of our common stock on the date of grant, which is defined as the closing sales price of our common stock on the NYSE on the trading day before the grant date.

(6)
Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. These amounts do not reflect the value that may be actually realized by the recipient and do not reflect changes in our stock price after the date of grant. The values included for the performance shares awards are based on the target number of shares.

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Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding outstanding options, restricted stock units and performance share awards that were held by our named executive officers at the end of fiscal 2019.

		Option awards (1)				Stock awards
Name	Grant Date	Number of securities underlying unexercised options (exercisable) (#)	Number of securities underlying unexercised options (unexercisable) (#)	Option exercise price ($)	Option expiration date	Number of shares of stock or units that have not vested (#) (2)	Market value of shares of stock or units that have not vested ($) (3)	Equity Incentive Plan awards; number of unearned shares, units or other rights that have not vested (#) (4)	Equity Incentive Plan awards; market or payout value of unearned shares, units or other rights that have not vested ($) (3)
Mr. Moraco	04/06/2018	—	58,389	85.31	04/05/2025	15,431	1,043,304	32,530	2,199,353
	04/07/2017	21,548	43,098	72.91	04/06/2024	14,769	998,557	23,317	1,576,462
	04/01/2016	69,765	34,883	53.34	03/31/2023	9,960	673,396	—	—
	04/10/2015	87,085	—	52.11	04/09/2022	4,918	332,506	—	—
	04/11/2014	80,987	—	38.77	04/10/2021	—	—	—	—
Mr. Mathis	04/06/2018	—	14,273	85.31	04/05/2025	3,772	255,028	7,954	537,736
	04/07/2017	5,577	11,155	72.91	04/06/2024	3,823	258,468	6,036	408,094
Ms. Keene	04/06/2018	—	25,951	85.31	04/05/2025	6,858	463,639	14,459	977,539
	06/16/2017	—	—	—	—	1,017	68,759	—	—
	04/07/2017	6,591	13,183	72.91	04/06/2024	4,519	305,511	7,134	482,296
	04/01/2016	19,534	9,768	53.34	03/31/2023	2,789	188,564	—	—
	04/10/2015	24,427	—	52.11	04/09/2022	1,380	93,302	—	—
	04/11/2014	15,459	—	38.77	04/10/2021	—	—	—	—
Mr. Mahon	04/06/2018	—	10,381	85.31	04/05/2025	2,744	185,505	5,784	391,022
	04/07/2017	3,042	6,085	72.91	04/06/2024	2,086	141,062	3,293	222,606
	04/01/2016	8,721	4,361	53.34	03/31/2023	1,245	84,174	—	—
	12/11/2015	—	—	—	—	639	43,203	—	—
Ms. Wheeler	04/06/2018	—	6,813	85.31	04/05/2025	1,801	121,737	3,797	256,681
	04/07/2017	2,154	4,311	72.91	04/06/2024	1,478	99,950	2,333	157,700
	04/01/2016	—	—	—	—	870	58,821	—	—
	04/10/2015	1,189	—	52.11	04/09/2022	381	25,759	—	—
	04/11/2014	1,948	—	38.77	04/10/2021	—	—	—	—
	04/05/2013	974	—	27.81	04/04/2020	—	—	—	—
	03/30/2012	974	—	27.12	03/29/2019	—	—	—	—

(1)
Information in these columns relates to options to purchase shares of common stock held by our named executive officers at the end of fiscal 2019. Except as stated below, options granted prior to April 2014 vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively. The options granted in October 2013 vested 100% on the third anniversary of the date of grant while the options granted in April 2014 and later vest as to one-third on the first, second and third year anniversaries of the date of grant.

(2)
Information in this column relates to restricted stock units held by our named executive officers at the end of fiscal 2019. Restricted stock units vest as to 25% on each of the first, second, third and fourth year anniversaries of the date of grant. Additionally, this column includes the portion of the performance share awards for the fiscal 2018-2020 and the fiscal 2019-2021 award cycles that are subject to performance goals based on annual operating cash flow for fiscal 2018 and fiscal 2019, respectively. These performance shares have been earned as of the end of fiscal 2019 based on operating cash flow performance and will vest and be settled in shares only at the end of the three-year performance cycle if the named executive officer remains employed by the company at the end of the performance cycle. Award payout is subject to the Human Resources and Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the performance cycle. Any restricted stock units previously deferred by our named executive officers are also reflected in the table below under the caption “Nonqualified Deferred Compensation.”

(3)	Based on $67.61 per share, the closing sales price of our common stock on the NYSE on February 1, 2019.

(4)
The number of performance shares reflected in this column represent the performance shares awarded for the fiscal 2018-2020 and fiscal 2019-2021 performance cycles that can be earned based on the company’s cumulative operating income performance over the full three-year cycles. It also includes the performance shares awarded for 2018-2020

Science Applications International Corporation
2019 Proxy Statement | 43

EXECUTIVE COMPENSATION

performance cycle that are subject to annual operating cash flow performance goals and the performance shares awarded for 2019-2021 performance cycle that are subject to the cumulative adjusted EBITDA performance goals that have not yet been earned as of the end of fiscal 2019, namely those performance shares allocated to the third one-year performance period for fiscal 2018-2020 cycle and those performance shares allocated to the second and third one-year performance periods for the fiscal 2019-2021 cycle. Vesting of performance share awards for fiscal 2018-2020 is determined at the end of the three-year performance period of January 31, 2020 and vesting of performance share awards for fiscal 2019-2021 is determined at the end of the three-year performance period on January 29, 2021. The number of performance shares that can be earned based on annual operating cash flow performance and the number of performance shares that can be earned based on three-year adjusted EBITDA performance has been disclosed in this column at an assumed target payout level.

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EXECUTIVE COMPENSATION

Option Exercises and Stock Vested
The following table sets forth information regarding shares of common stock acquired by our named executive officers during fiscal 2019 upon the exercise of stock options, the vesting of restricted stock units and the vesting of fiscal 2017-2019 performance share awards.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#) (2)	Value realized on vesting ($) (1)
Mr. Moraco	314,751	15,602,334	45,298	3,320,028
Mr. Mathis	—	—	3,315	239,576
Ms. Keene	66,921	3,713,928	13,221	973,027
Mr. Mahon	—	—	4,998	353,255
Ms. Wheeler	—	—	1,602	129,434

(1)
Value realized on exercise or vesting disclosed above is based on the closing price of our common stock on the NYSE on the exercise or vest date, however, the actual value realized by the named executive officer was determined using the closing price on the trading date immediately preceding the exercise or vest date in accordance with the fair market value definition in the Amended and Restated 2013 Equity Incentive Plan. For the earned fiscal 2017-2019 performance share awards, the value is based on the closing price per share of our common stock on the NYSE on February 1, 2019 of $67.61.

(2)
Includes performance shares earned in connection with the performance share award for the fiscal 2017-2019 performance period and a portion of time-based restricted stock units granted during previous fiscal years.

Science Applications International Corporation
2019 Proxy Statement | 45

EXECUTIVE COMPENSATION

Nonqualified Deferred Compensation
We provided benefits to our named executive officers during fiscal 2019 under the following nonqualified deferred compensation plans, which are summarized below:
The SAIC Key Executive Stock Deferral Plan was closed on December 31, 2014 and no further deferrals are allowed. Participant balances generally correspond to stock units of our common stock which may be held by a rabbi trust to fund benefits for participants. We make no contributions to participants’ accounts under the Key Executive Stock Deferral Plan. Distributions under the Key Executive Stock Deferral Plan are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will generally be paid upon retirement or separation from service.
The SAIC 401(k) Excess Deferral Plan ("Excess Plan") was closed on December 31, 2014 and no further deferrals are allowed. The investment options in the Excess Plan are similar to those in the SAIC Retirement Plan but do not include the SAIC Stock Fund. Vested deferred balances under this plan will generally be paid following retirement or separation from service.
The SAIC Deferred Compensation Plan became effective January 1, 2015 and is a pre-tax savings plan that allows eligible participants to defer up to 80% of their salary and cash bonus compensation as well as director retainer and meeting fees. Effective January 31, 2016, the SAIC Stock Fund was discontinued as an investment option in the Deferred Compensation Plan. Deferrals into the Deferred Compensation Plan are not included as eligible compensation for the calculation of the company match in the SAIC Retirement Plan. If there is a loss of company match in the SAIC Retirement Plan because of a deferral into the Deferred Compensation Plan, the company may, at its sole discretion, make up the difference in company matching contribution to the Deferred Compensation Plan. Participants may elect to have deferred balances paid on a specific date while they are still employed or upon retirement or separation of service.
The SAIC Management Stock Compensation Plan is a long-term incentive plan that prior to September 27, 2013 awarded tax-deferred bonuses in the form of restricted share units. Shares may be deposited to a rabbi trust to fund benefits for participants. Distributions under the Management Stock Compensation Plan are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will generally be paid upon retirement or separation from service. The Management Stock Compensation Plan was closed on September 27, 2013 and no further deferrals are allowed.
The following table sets forth information regarding deferrals under and aggregate earnings and withdrawals in fiscal 2019 through our nonqualified deferred compensation plans in which the named executive officers participated. There were no company matching contributions made to the named executive officers’ accounts under any of the plans in fiscal 2019.

Name (1)	Plan	Executive contributions in fiscal 2019 ($) (2)	Aggregate earnings in fiscal 2019 ($) (3)	Aggregate withdrawals/ distributions in fiscal 2019	Aggregate balance at fiscal year-end ($) (4)
Mr. Moraco	Key Executive Stock Deferral Plan	—	(23,917)	—	275,532
	Management Stock Compensation Plan	—	(7,776)	—	89,580
	Excess Plan	—	(2,246)	—	88,848
	Deferred Compensation Plan	290,625	(26,465)	—	1,859,364
Mr. Mahon	Deferred Compensation Plan	259,619	(6,963)	—	762,406
Ms. Wheeler	Management Stock Compensation Plan	—	(7,776)	—	89,580

(1)	Mr. Mathis and Ms. Keene are not included in this table because they did not participate in any nonqualified deferred compensation plans in fiscal 2019.

(2)
Amounts in this column include salary deferrals in fiscal 2019 and annual incentive bonus paid in fiscal 2019 for fiscal 2018 performance. For Mr. Mahon, $98,461 of his amount is reported as fiscal 2019 compensation in the Summary Compensation Table.

(3)
With respect to the Key Executive Stock Deferral Plan and the Management Stock Compensation Plan, amounts in this column represent the aggregate change in value of stock units corresponding to shares of our common stock during fiscal 2019. The market value of the shares is based upon $67.61 per share, the closing sales price of our common stock on the NYSE on February 1, 2019.

With respect to the Excess Plan and the Deferred Compensation Plan, amounts in this column represent aggregate returns on the investments elected by participants from the diverse investment options available to participants under the plans.

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Participants may change their investment elections at any time. The returns on the investment options available to eligible participants during fiscal 2019 ranged from -14.41% to 2.30%. The amounts in this column are not included in the Summary Compensation Table.

(4)
Amounts in this column represent the value of the holders’ accounts at the end of fiscal 2019, which includes the following amounts reported in the Summary Compensation Table for the prior year: Mr. Moraco, $290,625; and Mr. Mahon, $161,157. With respect to the Key Executive Stock Deferral Plan and the Management Stock Compensation Plan, the amounts represent the value of stock units corresponding to shares of common stock held by Mr. Moraco based on $67.61 per share, the closing sales price of our common stock on the NYSE on February 1, 2019. At the end of fiscal 2019, Mr. Moraco held the following number of stock units in the following plans: Key Executive Stock Deferral Plan – 4,075, and Management Stock Compensation Plan – 1,324. Ms. Wheeler held 1,324 stock units in the Management Compensation Plan.

Science Applications International Corporation
2019 Proxy Statement | 47

EXECUTIVE COMPENSATION

Potential Payments upon Termination or a Change in Control
We have an Executive Severance and Change in Control Policy (“Severance Policy”) that applies to designated eligible officers, including all of our active named executive officers, which became effective as of August 1, 2015 and which provides certain benefits to the active named executive officers upon their termination of employment under the circumstances described below, including in connection with a change in control. In addition, our Amended and Restated 2013 Equity Incentive Plan (“2013 Plan”) and the award agreements thereunder provide for accelerated vesting and exercisability of equity awards under the circumstances described below, including in connection with a change in control.
Severance Policy. Under the Severance Policy, if an active named executive officer is involuntarily terminated without cause or resigns for good reason within 180 days preceding or 12 months following a change in control, he or she will be entitled to receive a lump sum cash payment equal to two times (or three times in the case of our chief executive officer) the sum of (i) the executive officer’s then current annual base salary and (ii) the target annual incentive bonus for the fiscal year in which the termination occurs. If the executive officer’s annual base salary was higher during the 180-day period prior to the change in control, that higher amount will be used to determine the amount of the lump sum cash payment to which the executive officer is entitled. The executive officer is also entitled to receive a cash payment in an amount equal to 24 months (or 36 months in the case of our chief executive officer) of the monthly COBRA premium for continued group medical coverage for the executive officer and his or her eligible dependents, and outplacement services for a period of 12 months and up to a maximum of $25,000.
Under the terms of the Severance Policy, if an active named executive officer is involuntarily terminated without cause or resigns for good reason other than during the period before or after a change in control as described above, he or she will be entitled to receive a cash payment equal to 1.25 times (or two times in the case of our chief executive officer) the sum of (i) the executive officer’s then current annual base salary and (ii) the average of the most recent three actual annual cash bonuses (or the average of all of the actual annual cash bonuses paid if the executive officer has not been employed by us for at least three annual bonus cycles). The executive officer is also entitled to receive a cash payment in an amount equal to 15 months (or 24 months in the case of our chief executive officer) of the monthly COBRA premium for continued group medical coverage for the executive officer and his or her eligible dependents, and outplacement services for a period of 12 months and up to a maximum of $25,000.
The Severance Policy generally defines “cause” for termination as (i) conviction of fraud, embezzlement, theft or other felony, (ii) willful engagement in illegal conduct or gross misconduct, or (iii) failure to perform employment duties in a reasonably satisfactory manner after notice from the Company and a 30-day opportunity to cure the failure. A resignation is generally defined to be for “good reason” if it is due to (i) a material adverse change in authority, duties or responsibilities, (ii) a material reduction in base salary or target bonus, or (iii) a relocation of the individual’s principal place of employment of more than 50 miles, and the Company has failed to remedy the event or condition after receiving notice of the same. The Severance Policy defines a “change in control” in the same manner as the term is defined in our 2013 Plan, as described below.
Equity Awards. Under our 2013 Plan, the vesting of stock option and restricted stock unit awards will accelerate in full if the successor entity in a change in control does not assume or replace outstanding awards or, if such awards are assumed or replaced, the award recipient’s employment ends within 18 months after the change in control due to termination without cause or resignation for good reason. The award agreements for performance share awards issued under our 2013 Plan provide that if a change in control occurs before the end of a performance period, the performance period will be terminated and an award recipient will be entitled to receive, immediately prior to the change in control, a number of shares equal to the number determined by the committee to have been earned for each fiscal year in the performance period completed before the change in control, plus a pro rata portion of the shares determined by the committee to have been earned during the year in which the change in control occurred.
The 2013 Plan generally defines a “change in control” as (i) a merger or consolidation in which the Company is not the surviving corporation, (ii) a merger in which the Company is the surviving corporation but after which the Company’s pre-merger shareholders no longer own their Company shares, (iii) a sale of substantially all of the Company’s assets, or (iv) the acquisition, sale or transfer of more than 50% of the Company’s outstanding shares by tender offer or similar transaction. “Cause” for termination is generally defined in the 2013 Plan as employment-related dishonesty, fraud or misconduct likely to cause significant injury to the Company or its personnel, and “good reason” is defined in a manner similar to that under the Severance Policy.
Other than in the context of a change in control, restricted stock unit awards and option awards will vest in full immediately if employment ends due to death or disability, and under those circumstances options will remain exercisable for a period of time, which under the 2013 Plan is until the expiration date of the option award. Our performance share award agreements provide that if employment ends due to death, an award recipient’s estate will be entitled to promptly receive a number of shares determined in the same manner as if a change in control had occurred on the date of death. If employment ends due to disability, a pro rata portion (based on the portion of the performance period completed prior to the employment termination) of the performance shares determined to have been earned at the end of the three-year performance period will be paid out after the end of the performance period.

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Under our retiree vesting program, employees who retire, including our named executive officers, may continue vesting in their stock option awards if they have held those options for at least 12 months prior to retirement and they retire (i) after age 59 1/2 with at least ten years of service or (ii) after age 59 1/2 when age at termination plus years of service equals at least 70. Our executive officers who retire after reaching the applicable mandatory retirement age, however, will be allowed to continue to vest in their option awards without regard to the 12 month holding requirement. Under the same conditions, executive officers may continue vesting in their restricted stock unit awards, and may receive the same pro rata payout of performance share awards as applies in the event of a termination due to disability. We have the right to terminate continued vesting if a retiree violates confidentiality, non-solicitation or similar obligations to us. None of our named executive officers was eligible for a benefit under our Retiree Vesting Program as of February 1, 2019, the last day of our most recent fiscal year.
In any other termination scenario involving an equity award recipient, including a named executive officer, all unvested restricted stock unit, option and performance share awards are forfeited. Under these circumstances, vested options remain exercisable for 90 days or until the option expiration date, if earlier.
Estimated Termination and Change in Control Payments and Benefits. The following table sets forth our estimates of the payments and benefits to be made to our named executive officers under various termination and change in control scenarios. In calculating the amounts set forth in the table, we have assumed that (i) the date of termination was February 1, 2019, the last business day of fiscal year 2019, (ii) the date of any related change in control was the same date, and (iii) the price of our common stock was $67.61 per share, the closing market price of our common stock on the NYSE on February 1, 2019. The table does not reflect payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination, nor does it reflect amounts attributable to equity-based awards that were already vested, or distributions of plan balances under our non-qualified deferred compensation plan.

Science Applications International Corporation
2019 Proxy Statement | 49

EXECUTIVE COMPENSATION

Name	Without Cause or With Good Reason Termination (not in connection with a Change in Control) ($)	Without Cause or With Good Reason Termination (in connection with a Change in Control) (1) ($)	Death ($)	Disability ($)
Mr. Moraco
Severance(2)	4,537,070	6,952,500	—	—
Medical coverage continuation(3)	39,877	59,816	—	—
Outplacement services(4)	25,000	25,000	—	—
Stock options (5)	—	497,780	497,780	497,780
Restricted stock units(6)	—	2,729,335	2,729,335	2,729,335
Performance shares(7)	—	1,504,678	1,504,678	(9)
Applicable scale back(8)	—	—	—	—
Total	4,601,947	11,769,109	4,731,793	3,227,115
Mr. Mathis
Severance(2)	961,528	1,942,500	—	—
Medical coverage continuation(3)	24,923	39,877	—	—
Outplacement services(4)	25,000	25,000	—	—
Stock options (5)	—	—	—	—
Restricted stock units(6)	—	418,381	418,381	418,381
Performance shares(7)	—	381,759	381,759	(9)
Applicable scale back(8)	—	—	—	—
Total	1,011,451	2,807,517	800,140	418,381
Ms. Keene
Severance(2)	1,607,413	3,000,000	—	—
Medical coverage continuation(3)	—	—	—	—
Outplacement services(4)	25,000	25,000	—	—
Stock options (5)	—	139,389	139,389	139,389
Restricted stock units(6)	—	1,003,501	1,003,501	1,003,501
Performance shares(7)	—	534,755	534,755	(9)
Applicable scale back(8)	—	—	—	—
Total	1,632,413	4,702,645	1,677,645	1,142,890
Mr. Mahon
Severance(2)	901,307	1,700,000	—	—
Medical coverage continuation(3)	—	—	—	—
Outplacement services(4)	25,000	25,000	—	—
Stock options (5)	—	62,231	62,231	62,231
Restricted stock units(6)	—	402,465	402,465	402,465
Performance shares(7)	—	232,144	232,144	(9)
Applicable scale back(8)	—	(371,895)	—	—
Total	926,307	2,049,945	696,840	464,696
Ms. Wheeler
Severance(2)	655,952	1,270,500	—	—
Medical coverage continuation(3)	—	—	—	—
Outplacement services(4)	25,000	25,000	—	—
Stock options(5)	—	—	—	—
Restricted stock units(6)	—	271,141	271,141	271,141
Performance shares(7)	—	154,931	154,931	(9)
Applicable scale back(8)	—	—	—	—
Total	680,952	1,721,572	426,072	271,141

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(1)
The change in control consequences for performance share awards are the same whether or not a qualifying termination (involuntary termination without cause or resignation for good reason) occurs in connection with the change in control. With respect to option and restricted stock unit awards, the 2013 Plan also provides for accelerated vesting and exercisability of the awards if the successor corporation does not assume or replace the awards in connection with the change in control.

(2)
In the case of a qualifying termination not in connection with a change in control, severance amounts represent a single lump sum payment equal to two times for Mr. Moraco and 1.25 times for all other named executive officers the sum of (a) the named executive officer's fiscal 2019 base salary and (b) the average of the annual bonuses paid for fiscal 2018, 2017 and 2016. For Mr. Mathis who was hired during fiscal 2017, the average annual bonus amount equals the two-year average of his actual bonus for fiscal 2018 and 2017. In the case of a qualifying termination in connection with a change in control, severance amounts represent a single lump sum payment equal to three times for Mr. Moraco and two times for all other named executive officers of the sum of (a) the named executive officer's fiscal 2019 base salary and (b) his or her target annual bonus for fiscal 2019.

(3)
In the case of a qualifying termination not in connection with a change in control, these amounts represent a lump sum cash payment of COBRA benefits for 24 months for Mr. Moraco and 15 months for all other named executive officers. In the case of a qualifying termination in connection with a change in control, these amounts represent a lump sum cash payment of COBRA benefits for 36 months for Mr. Moraco and 24 months for all other named executive officers. Ms. Keene, Mr. Mahon and Ms. Wheeler do not participate in the Company’s group medical coverage.

(4)	These amounts represent the maximum value to the named executive officer of outplacement counseling services to be provided for 12 months following a qualifying termination.

(5)
These amounts represent the value of unvested options to purchase shares of our common stock issued under the 2013 Plan that were held by the named executive officer at the end of fiscal 2019 and whose vesting was accelerated in connection with a change in control or termination due to death or disability. The value was calculated by multiplying the number of shares subject to the option whose vesting was accelerated by the difference between the closing market price per share of our common stock on the NYSE on February 1, 2019 and the applicable option exercise price. For more information regarding the number of shares underlying unvested options held by each of the named executive officers, see the table under the caption "Outstanding Equity Awards at Fiscal Year-End."

(6)
These amounts represent the value of restricted stock units issued under the 2013 Plan that were held by the named executive officer at the end of fiscal 2019 and whose vesting was accelerated in connection with a change in control or termination due to death or disability. The value was calculated by multiplying the number of restricted stock units whose vesting was accelerated by the closing market price per share of our common stock on the NYSE on February 1, 2019, and includes accrued dividend equivalents as of February 1, 2019. For more information regarding the number of unvested restricted stock units held by each of the named executive officers, see the table under the caption "Outstanding Equity Awards at Fiscal Year-End."

(7)
These amounts represent the value of shares underlying outstanding performance share awards issued under the 2013 Plan that were held by the named executive officer at the end of fiscal 2019 and whose vesting was accelerated in connection with a change in control or termination due to death. The value was calculated by multiplying the number of performance shares whose vesting was accelerated by the closing market price per share of our common stock on the NYSE on February 1, 2019, and includes accrued dividend equivalents as of February 1, 2019. The number of performance shares whose vesting was accelerated was determined based on the sum of: (i) the actual number of shares earned by each named executive officer for the part of the award allocated to our annual operating cash flow performance goals for fiscal 2018 and 2019, and (ii) either (a) for the fiscal year 2018 grant, two-thirds of the shares allocated to the three-year cumulative operating income performance goal assuming performance results of approximately 81.8% of target, or (b) for the fiscal year 2019 grant, a one-third of the shares allocated to the three-year cumulative adjusted EBITDA performance goal assuming results of approximately 101.2% of target, each for the portion of the performance period prior to the termination of employment. The number of actual shares earned by each named executive officer based on operating cash flow for fiscal 2018 was 0% of target for the fiscal 2018 award, and for fiscal 2019 was 98.8% and 63.8% of target for the respective awards.

(8)
This represents the amount by which cash severance payments would be reduced in accordance with our severance policy to avoid excise taxes which would otherwise be payable pursuant to Sections 280G and 4999 of the Internal Revenue Code.

(9)
In the event employment is terminated due to disability, a pro rata portion (based on the portion of the performance period completed prior to the employment termination) of the performance shares determined to have been earned at the end of the three-year performance period will be paid out after the end of the performance period. For performance share awards addressed in this table, these determinations cannot be made until after the end of fiscal 2020 and fiscal 2021, respectively.

Science Applications International Corporation
2019 Proxy Statement | 51

EXECUTIVE COMPENSATION

CEO Pay Ratio

We are providing the following information about the relationship of the annual median total compensation of our employees and the annual total compensation of Anthony J. Moraco, our Chief Executive Officer (“CEO”).
For fiscal 2019, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $93,477; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 41 of this Proxy Statement, was $8,234,372.
Based on this information for fiscal 2019, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 88:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
For fiscal 2019, we used the same median employee that was identified in fiscal 2018. We identified our median employee in fiscal 2018 based on the base salary actually paid during fiscal 2018 to all 15,369 members of our workforce (including full-time, part-time and temporary employees), other than our CEO, who were employed on December 31, 2017. We annualized the compensation of all employees, excluding temporary workers, who were hired in fiscal 2018, but did not work for us the entire twelve-month period.
On January 14, 2019, we acquired Engility, which includes approximately 6,500 employees. For fiscal 2019, excluding the Engility acquisition, there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay disclosure. In accordance with Instruction 7 to Item 402(u) of Regulation S-K, the Engility employees will be included in the total employee count for next year’s calculation of the median employee, which will be the year following the acquisition.
We determined our median employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. The median employee's total pay in fiscal 2019 was comprised of base salary and additional overtime compensation. The elements included in the CEO's total compensation are fully discussed in the Summary Compensation Table and accompanying footnotes on page 41 of this Proxy Statement.

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PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee believes that the appointment of Ernst & Young LLP ("E&Y") is in the best interests of the company and its stockholders, and proposes and recommends that the stockholders ratify the Audit Committee’s appointment of E&Y as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 31, 2020. Representatives of E&Y will be present at the virtual annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.
Stockholders are not required to ratify the appointment of E&Y as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain E&Y. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change in accounting firms would be in our stockholders’ best interests.

Change of Independent Registered Public Accounting Firm
As previously disclosed, during fiscal 2018, the Audit Committee conducted a competitive process to determine the company’s independent registered public accounting firm for the company’s fiscal year ended February 1, 2019. The Audit Committee invited several independent registered public accounting firms to participate in this process, including Deloitte & Touche LLP, the company’s independent registered public accounting firm for fiscal 2018. Following review of proposals from the independent registered public accounting firms that participated in the process, on December 12, 2017, the Audit Committee approved the engagement of E&Y as the company’s independent registered public accounting firm for the fiscal year ended February 1, 2019. Deloitte continued to serve as the company’s independent registered public accounting firm for the fiscal year ended February 2, 2018. On March 29, 2018, when the company filed its Annual Report on Form 10-K for the fiscal year ended February 2, 2018 with the SEC, Deloitte completed its audit of the company’s consolidated financial statements for such fiscal year, and the company’s retention of Deloitte as its independent registered public accounting firm with respect to the audit of the company’s consolidated financial statements ended as of that date.
Deloitte’s reports on the company’s consolidated financial statements as of and for the fiscal years ended February 2, 2018 and February 3, 2017 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. As disclosed in the company's Annual Report on Form 10-K for the fiscal year ended February 2, 2018, the company and Deloitte each concluded that the company did not maintain effective internal control over financial reporting as of February 2, 2018, because of a material weakness in the company's control environment related to the training and awareness of contractual requirements related to multi-customer funding sources. As a result, Deloitte expressed an adverse opinion on the company's internal control over financial reporting for the fiscal year ended February 2, 2018.
During the company’s fiscal years ended February 2, 2018 and February 3, 2017, and the subsequent interim period through March 29, 2018, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the company and Deloitte on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference thereto in their reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for the material weakness described above.
During the company’s fiscal years ended February 2, 2018 and February 3, 2017 and the subsequent interim period through March 29, 2018, neither the company nor anyone on its behalf has consulted with E&Y regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company's financial statements, and neither a written report nor oral advice was provided to the company that E&Y concluded was an important factor considered by the company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.
Vote Required
The affirmative vote of the holders of a majority of the voting power of common stock present or represented and entitled to vote at the virtual annual meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and

Science Applications International Corporation
2019 Proxy Statement | 53

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board
The Board unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020.

54 | saic.com

AUDIT MATTERS

AUDIT MATTERS

Audit Committee Report
The Audit Committee of the Board of Directors is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities over the company’s accounting, auditing and financial reporting processes, internal controls, and for monitoring compliance with certain regulatory and legal requirements. The responsibilities of the Audit Committee are described in a written charter that has been approved by the Board of Directors. The current Audit Committee charter is available on the company’s website at www.saic.com. A summary of the provisions of the Audit Committee charter, including the responsibilities of the Audit Committee, is set forth in this Proxy Statement under Corporate Governance, Audit Committee, beginning on page 18.
Management is responsible for preparing the company’s financial statements and for the financial reporting process, including evaluating the effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting.
Ernst & Young LLP ("EY"), the company’s independent registered public accounting firm for the company's fiscal year ended February 1, 2019, is responsible for performing an independent audit of the company’s consolidated and combined financial statements and expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America, and on the effectiveness of the company’s internal control over financial reporting.
Each Audit Committee member (Robert A. Bedingfield, Mark J. Johnson, David M. Kerko, Timothy J. Mayopoulos and Steven R. Shane) meets the independence and financial literacy requirements of the SEC and the New York Stock Exchange as well as qualifies as an audit committee financial expert under SEC rules. For a further description of each Committee member’s background and expertise, please refer to the director qualification section of this Proxy Statement beginning on page 10.
In the course of fulfilling its responsibilities, the Audit Committee has:

•	evaluated the qualifications, performance and compensation of the company’s independent auditor (EY);

•
separately met with the internal auditor and EY to discuss any matters that the internal auditor, EY or the Audit Committee believed should be discussed privately without members of management present;

•	reviewed and discussed with EY the items required to be disclosed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees;

•	received written disclosures and the letter from EY regarding its independence required by applicable requirements of the PCAOB, and discussed with EY its independence;

•	reviewed and discussed with management and EY the company’s internal control over financial reporting; and

•	reviewed and discussed with management and EY the audited consolidated financial statements for the fiscal year ended February 1, 2019.
Based on the reviews and discussions summarized in this Report and subject to the limitations on our role and responsibilities referred to above and contained in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements referred to above be included in the company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2019 for filing with the SEC.
Robert A. Bedingfield (Chair)
Mark J. Johnson
David M. Kerko
Timothy J. Mayopoulos
Steven R. Shane

Independent Registered Public Accounting Firm
The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending January 31, 2020. Stockholders are being asked to ratify the appointment of Ernst & Young LLP at the annual meeting, as described above.

Science Applications International Corporation
2019 Proxy Statement | 55

AUDIT MATTERS

Audit and Non-Audit Fees
Aggregate fees billed to the company for the fiscal years ended February 1, 2019, by our current independent registered public accounting firm, Ernst & Young LLP, and February 2, 2018, by our former independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, the “Deloitte Entities”), were as follows:

	February 1, 2019	February 2, 2018
Audit Fees(1)	$3,070,000	$4,429,300
Audit-related Fees(2)	$910,000	$224,010
Tax Preparation and Compliance Fees(3)	$135,750	$418,946
All Other Fees(4)	$363,553	$150,000
Total Fees	$4,479,303	$5,222,256

(1)
Audit Fees consist of professional services rendered for the audit of the annual consolidated financial statements, including the audit of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and the review of quarterly consolidated financial statements. Audit fees also include services that are normally provided by the accountant in connection with the audit, such as consents and certain other company SEC filings and submissions.

(2)
Audit-related Fees reflect fees for services that are reasonably related to the performance of the audit or review of the company’s financial statements. For fiscal 2019 this includes fees related to the company’s adoption of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, and fees for audit services related to the acquisition of Engility. For fiscal 2018 this included fees related to the company’s adoption of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers.

(3)
Tax Preparation and Compliance Fees include a variety of permissible tax services related to preparation and/or review of statutory tax filings within U.S., foreign, and state jurisdictions, general tax advisory services (including research and discussions related to tax compliance matters) and assistance with credits and incentives opportunities in various jurisdictions.

(4)
All Other Fees for the fiscal year ended February 1, 2019 relate to advisory fees in connection with Service Organization Controls 2 (“SOC2”) readiness for one of the company’s customer contracts, delivery and training on various SharePoint templates, and workforce optimization advisory services. For the fiscal year ended February 2, 2018, these fees relate to advisory fees in connection with SOC2 readiness for one of the company’s customer contracts.

The Audit Committee has considered whether the above services provided by Ernst & Young LLP for fiscal 2019 and the Deloitte Entities for fiscal 2018 are compatible to maintaining the independence of Ernst & Young LLP and the Deloitte Entities, respectively. The Audit Committee has the responsibility to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in advance. Further, the Chair of the Audit Committee has the authority to pre-approve audit and non-audit services as necessary between regular meetings of the Audit Committee, provided that any of those services that were pre-approved in that manner will be disclosed to the full Audit Committee at its next scheduled meeting. All of the Audit Fees, Audit-related Fees, and non-audit Tax Preparation and Compliance Fees, and All Other Fees set forth above were pre-approved by one of these means.

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OTHER INFORMATION

OTHER INFORMATION

Stock Ownership of Certain Beneficial Owners
The following table provides information regarding the beneficial ownership of each person known by us to beneficially own more than five percent of SAIC common stock as of April 8, 2019.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
The Vanguard Group (1)	5,697,237	9.6%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc. (2)	4,850,232	8.2%
55 East 52nd Street New York, NY 10055
General Atlantic LLC (3)	4,032,200	6.8%
c/o General Atlantic Services Company, L.P. 55 East 52nd Street, 33rd Floor New York, NY 10055
KKR 2006 Fund L.P. (4)	3,649,792	6.2%
c/o Kohlberg Kravis Roberts & Co. L.P. 9 West 57th Street, Suite 4200 New York, NY 10019

(1)
Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 13, 2019 in which The Vanguard Group, an investment adviser filing on behalf of itself and two wholly-owned subsidiaries, reported that it has sole voting power over 87,394 shares, shared voting power over 5,363 shares, sole dispositive power over 5,608,284 shares and shared dispositive power over 88,953 shares.

(2)
Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on January 31, 2019 in which BlackRock, Inc., a holding company filing on behalf of a number of its subsidiaries, reported that it has sole voting power over 4,742,871 shares and sole dispositive power over 4,850,232 shares.

(3)
Information shown is based on information reported by the filer on a Schedule13G filed with the SEC on January 24, 2019 in which General Atlantic LLC, a private equity firm filing on behalf of itself and seven affiliates, reported that it has shared voting power and shared dispositive power over 4,032,200 shares.

(4)
Information shown is based on information reported by the filer on a Schedule13G filed with the SEC on January 24, 2019 in which KKR 2006 Fund L.P., a private equity firm filing on behalf of itself and fifteen affiliates, reported that it has sole voting power and sole dispositive power over 3,649,792 shares.

Stock Ownership of Directors and Officers
The following table sets forth, as of April 8, 2019, the beneficial ownership of our common stock by our directors, the named executive officers, and all of our directors and executive officers as a group. None of our directors or executive officers beneficially own more than one percent of our common stock. As a group, our directors and executive officers beneficially own approximately 1.6% of our common stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares beneficially owned by that individual, except for any investment or voting power that may be shared with a spouse. No shares have been pledged.

Science Applications International Corporation
2019 Proxy Statement | 57

OTHER INFORMATION

Beneficial Owner	Common stock(1)	Stock units(2)	Options and RSUs(3)	Total shares beneficially owned
Directors
Robert A. Bedingfield	12,685	2,738	31,038	46,461
Deborah B. Dunie	5,779	—	6,716	12,495
John J. Hamre	21,892	—	6,716	28,608
Mark J. Johnson	657	—	5,078	5,735
David M. Kerko	—	—	—	—
Timothy J. Mayopoulos	5,420	—	15,746	21,166
Katharina G. McFarland	—	—	—	—
Donna S. Morea	9,685	—	31,038	40,723
Edward J. Sanderson, Jr.	22,404	7,607	28,244	58,255
Steven R. Shane	11,685	—	31,038	42,723
Named Executive Officers
Anthony J. Moraco	163,908	5,400	340,197	509,505
Charles A. Mathis	4,810	—	15,911	20,721
Nazzic S. Keene	35,567	—	92,400	127,967
Steven G. Mahon	5,937	—	22,626	28,563
Karen A. Wheeler	12,777	1,324	11,071	25,172
All directors and executive officers as a group (15 persons)	313,206	17,069	637,819	968,094

(1)
Information in this column includes (a) the approximate number of shares allocated to the account of the individual by the trustee of the SAIC Retirement Plan as follows: Mr. Moraco, 1,590 shares; and Ms. Wheeler, 2,372 shares; and all directors and officers as a group, 128,959 shares, (b) shares held by certain trusts established by the individuals as follows: Mr. Bedingfield, 12,631 shares; Mr. Shane, 2,000 shares; Mr. Moraco, 137,502 shares; and Ms. Keene, 28,151 shares.

(2)
Represents vested stock units attributable to the individual or the group in the Key Executive Stock Deferral Plan and the Management Stock Compensation Plan. Shares held in these plans are voted by the trustee in the same proportion as all other stockholders collectively vote their shares of common stock.

(3)	Shares subject to options exercisable or restricted stock units subject to vesting, both within 60 days following April 8, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC require our directors and executive officers to file reports of their ownership and changes in ownership of common stock with the SEC. Our personnel generally prepare and file these reports on the basis of information obtained from each director and officer and pursuant to a power of attorney. Based on the information provided to us, we believe that all reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, to be filed by our directors and executive officers during fiscal 2019, were filed on time.

Stockholder Proposals and Director Nominations for the 2020 Annual Meeting
Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their proposals so they are received by our Corporate Secretary no later than the close of business (5:00 p.m. ET) on December 26, 2019. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
In order to be properly brought before the 2020 Annual Meeting, a stockholder who desires to provide notice of nomination of one or more director candidates to be included in the company’s Proxy Statement and ballot pursuant to Section 3.17 of our bylaws (a “proxy access nomination”) must be received by our Corporate Secretary no earlier than November 26, 2019 and no later than the close of business on December 26, 2019 (not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the definitive Proxy Statement was first released to

58 | saic.com

OTHER INFORMATION

stockholders in connection with the preceding year’s annual meeting of stockholders). If the date of the 2020 Annual Meeting is more than 30 days before or more than 70 days after that anniversary date, notice of the proxy access nomination by the stockholder to be timely must be so received not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the 2020 Annual Meeting or the close of business on the 10th day following the day on which the notice of proxy access nomination is mailed or public announcement of the date of the 2020 Annual Meeting is first made by the company, whichever first occurs.
In addition, in order for a stockholder to propose any matter for consideration at the 2020 Annual Meeting other than by inclusion in the Proxy Statement, the stockholder must give timely notice to our Corporate Secretary of his or her intention to bring such business before the meeting. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, in connection with the 2020 Annual Meeting, notice must be delivered to the Corporate Secretary between February 6, 2020 and March 7, 2020. In the event, however, that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us, whichever occurs later.
Any stockholder’s notice must include additional information about the stockholder and the underlying beneficial owner, if any, required under our bylaws, as amended from time to time, and SEC rules and regulations, including the information that would be required to be disclosed in a Proxy Statement soliciting proxies for the election of any proposed nomination of one or more director candidates. A stockholder’s notice must be updated, if necessary, so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Annual Report on Form 10-K
We will provide without charge to any stockholder, upon written or oral request, a copy of our Annual Report on Form 10-K for fiscal 2019 without exhibits. Requests should be directed to SAIC, 12010 Sunset Hills Road, Reston, Virginia 20190, Attention: Corporate Secretary, or by calling (703) 676-2064.
By Order of the Board of Directors

Steven G. Mahon
Corporate Secretary
April 24, 2019

Science Applications International Corporation
2019 Proxy Statement | 59

APPENDIX TO PROXY STATEMENT

APPENDIX TO PROXY STATEMENT
This appendix describes the non-GAAP financial measures included in the Proxy Statement. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similar measures differently.

	Year Ended
	February 1, 2019	February 2, 2018	February 3, 2017
	(in millions)
Net income	$137	$179	$143
Interest expense	53	44	52
Interest income	(3)	(1)	—
Provision for income taxes	33	35	69
Depreciation and amortization	47	44	50
EBITDA(1)	$267	$301	$314
EBITDA as a percentage of revenues	5.7%	6.8%	7.1%
Acquisition and integration costs	86	—	10
Restructuring costs	—	13	—
Depreciation included in restructuring costs and acquisition and integration costs	—	(1)	(2)
Adjusted EBITDA(1)	$353	$313	$322
Adjusted EBITDA as a percentage of revenues	7.6%	7.0%	7.2%

(1)
EBITDA is a performance measure that is calculated by taking net income and excluding interest expense, interest income, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is a performance measures that excludes restructuring and acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance. Integration costs excluded are costs to integrate acquired companies and include the costs of strategic consulting services, facility consolidation and employee severance. The acquisition and integration costs relate to the Company’s significant acquisition of Engility. The restructuring costs excluded relate to the Company's plan to restructure certain aspects of its operations. This is the only significant restructuring since we began operating as an independent company in September 2013. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

60 | saic.com

APPENDIX TO PROXY STATEMENT

In addition to the above non-GAAP financial measures, the table below describes adjusted performance measures related to the Performance Share Plan and Short-Term Incentive ("STI") Awards included in the Proxy Statement.

	Year Ended
	February 1, 2019	February 2, 2018	February 3, 2017
	(in millions)
Performance Share Plan Adjusted Performance Measures
Operating income	$220	$256	$263
Operating income as a percentage of revenues	4.7%	5.7%	5.9%
Restructuring costs	—	13	—
Acquisition and integration costs	86	—	10
Adjusted operating income(1)	$306	$269	$273
Adjusted operating income as a percentage of revenues	6.6%	6.0%	6.1%
Government shutdown impact	3	—	—
Amortization of acquired intangibles	4	—	—
Restructuring costs	—	(13)	—
Acquisition and integration costs	—	—	(10)
Performance share plan adjusted operating income	$313	$256	$263
Performance share plan adjusted operating income as a percentage of revenues	6.7%	5.7%	5.9%

Cash flows provided by operating activities	$184	$217	$273
Excess tax benefits on stock based compensation	(9)	(22)	—
Cash paid for acquisition and integration costs	59	—	—
Tax reform impact	(28)	(3)	—
Government shutdown impact	21	—	—
Other	(3)	—	—
Performance share plan adjusted operating cash flow	$224	$192	$273

Short Term Incentive Adjusted Performance Measures
Revenue	$4,659	$4,454	$4,442
Engility revenue	(98)	—	—
Government shutdown impact	24	—	—
Revenues from former Parent	0	(6)	(9)
STI adjusted revenue	$4,585	$4,448	$4,433

Net income, excluding Engility(3)	$156	(2)	(2)
Interest expense, excluding Engility	53	(2)	(2)
Interest income, excluding Engility	(3)	(2)	(2)
Provision for income taxes, excluding Engility	41	(2)	(2)
Depreciation and amortization, excluding Engility	43	(2)	(2)
EBITDA, excluding Engility(1)	$290	(2)	(2)
EBITDA, excluding Engility as a percentage of revenues	6.4%	(2)	(2)
Acquisition and integration costs	54	(2)	(2)
Impact of government shutdown	3	(2)	(2)
STI adjusted EBITDA	$347	(2)	(2)

Cash flows provided by operating activities, excluding Engility(4)	$215	$217	$273
Cash paid for acquisition and integration costs	35	—	—
Impact from government shutdown	21	—	—
Excess tax benefits on stock based compensation	(9)	(22)	—
Contract collections	—	19	—
Cash paid for restructuring costs	—	5	—
STI adjusted operating cash flow	$262	$219	$273

Science Applications International Corporation
2019 Proxy Statement | 61

APPENDIX TO PROXY STATEMENT

(1)
Adjusted operating income is a non-GAAP performance measure that excludes restructuring and acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance. The restructuring costs excluded relate to the company's plan to restructure certain aspects of its operations. This is the only significant restructuring since we began operating as an independent company in September 2013. The acquisition and integration costs relate to the company’s significant acquisition of Engility Holdings, Inc. in January 2019 and Scitor Holdings, Inc. in May 2015. EBITDA is a non-GAAP performance measure that is calculated by taking net income and excluding interest expense, interest income, provision for income taxes, and depreciation and amortization. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the company.

(2)	Information not included as this financial measure was not applicable for determining STI award amounts for this fiscal year as further described in the Proxy Statement.

(3)	The STI performance goals were based on SAIC standalone financial information and excluded $19 million of net loss related to Engility during the period from January 14, 2019 through February 1, 2019.

(4)
The STI performance goals for fiscal 2019 were based on SAIC standalone financial information and excluded $31 million of cash flows used in operating activities related to Engility during the period from January 14, 2019 through February 1, 2019. No adjustments were made to the prior fiscal years presented.

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SAIC®

ATTN: STOCK PROGRAMS
12010 SUNSET HILLS ROAD
RESTON, VA 20190

SCAN TO
VIEW MATERIALS & VOTE

BY INTERNET
Before The Meeting - Go to ***www.proxyvote.com*** *or scan the QR Barcode above*

Use the Internet to transmit your proxy and/or voting instructions and for electronic delivery of information. Have your proxy and voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy and voting instruction form. Please see the reverse side of this card for information regarding specific voting deadlines.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SAIC2019**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your proxy and/or voting instructions. Have your proxy and voting instruction card in hand when you call and then follow the instructions. Please see the reverse side of this card for information regarding specific voting deadlines.

BY MAIL
Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to SAIC, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E74693-P16538 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SAIC®

VOTE ON DIRECTORS - The Board of Directors recommends a vote FOR each of the nominees listed below:

1. Nominees:	**For**	**Against**	**Abstain**
1a. Robert A. Bedingfield	☐	☐	☐
1b. John J. Hamre	☐	☐	☐
1c. David M. Kerko	☐	☐	☐
1d. Timothy J. Mayopoulos	☐	☐	☐
1e. Katharina G. McFarland	☐	☐	☐
1f. Anthony J. Moraco	☐	☐	☐
1g. Donna S. Morea	☐	☐	☐
1h. Steven R. Shane	☐	☐	☐

	For	**Against**	**Abstain**
VOTE ON PROPOSAL 2 - The Board of Directors recommends a vote FOR proposal 2.			
2. The approval of a non-binding, advisory vote on executive compensation.	☐	☐	☐
VOTE ON PROPOSAL 3 - The Board of Directors recommends a vote FOR proposal 3.			
3. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020.	☐	☐	☐

Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage.

Please sign EXACTLY as name or names appear(s) hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting:
The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

E74694-P16538

SAIC®

Proxy and Voting Instruction Card for the Virtual Annual Meeting of Stockholders - June 5, 2019
This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Steven G. Mahon, with full power of substitution, as proxy to represent the undersigned and to vote all of the shares of common stock the undersigned is entitled to vote at the Virtual Annual Meeting of Stockholders of Science Applications International Corporation (the "Company") to be held on June 5, 2019 at 9:00 a.m. Eastern Time, virtually via a live interactive webcast on the Internet at www.virtualshareholdermeeting.com/SAIC2019, and at any adjournment, postponement or continuation thereof (the "2019 Virtual Annual Meeting of Stockholders"), as indicated on the reverse side.

For stockholders who are participants in the Science Applications International Corporation Retirement Plan (the "SAIC Retirement Plan"), the undersigned also hereby instructs the Trustees, Vanguard Fiduciary Trust Company and Fidelity Investments, and any successor, to vote all of the shares of common stock held for the undersigned's account in the SAIC Retirement Plan and legacy Engility Retirement Plan that holds SAIC stock, at the 2019 Virtual Annual Meeting of Stockholders, as indicated on the reverse side.

The shares of common stock to which this proxy and voting instruction card relates will be voted as directed. **If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is entitled to vote will be voted (i) FOR each of the nominees standing for election as a director, (ii) FOR Proposal 2, (iii) FOR Proposal 3 and (iv) in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof, and (B) the shares represented by this proxy and voting instruction card held for the undersigned's account in the SAIC Retirement Plan or legacy Engility Retirement Plan that holds SAIC stock, will be voted in the same proportion as the shares held in the retirement plans for which voting instructions have been received are voted.** This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards executed and delivered by the undersigned.

Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope.

(Continued and to be signed on reverse side.)